EXHIBIT 4(d)(2)

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SHARE EXCHANGE AGREEMENT

by and among

SCITEX CORPORATION LTD.,

SCITEX VISION LTD.

and

APRION DIGITAL LTD.

Dated as of December 22, 2002

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TABLE OF CONTENTS

Section 1.	DESCRIPTION OF TRANSACTION	1
1.1	Share Purchase	1
1.2	Purchase Price; Adjustment of Consideration	2
Section 2.	REPRESENTATIONS AND WARRANTIES OF SCITEX VISION	3
2.1	Due Organization; Etc	3
2.2	Charter Documents; Records	4
2.3	Capitalization	4
2.4	Financial Statements	5
2.5	Absence of Changes	5
2.6	Properties and Assets	7
2.7	Accounts Receivables	8
2.8	Equipment; Leasehold	8
2.9	Intellectual Property and Other Intangible Assets	8
2.10	Agreements	9
2.11	Capital Expenditure and Commitments	11
2.12	Compliance with Legal Requirements	12
2.13	Governmental Authorizations	12
2.14	Tax Matters	13
2.15	Employees	14
2.16	Insurance	15
2.17	Related Party Transactions	15
2.18	Legal Proceedings; Orders	16
2.19	Authority	16
2.20	Non-Contravention; Consents	16
2.21	No Conflicting Interest	17
2.22	Brokers	17
2.23	Full Disclosure	17
Section 3.	REPRESENTATIONS AND WARRANTIES OF SELLER.	18
3.1	Ownership of Shares; Title; Domicile and Organization	18
3.2	Authority	18
3.3	Brokers	18
Section 4.	REPRESENTATIONS AND WARRANTIES OF APRION	19
4.1	Due Organization; Etc	19
4.2	Charter Documents; Records	20
4.3	Capitalization; Valid Issuance	20
4.4	Financial Statements	21
4.5	Absence of Changes	22
4.6	Properties and Assets	24
4.7	Accounts Receivables	24
4.8	Equipment; Leasehold	24
4.9	Intellectual Property and Other Intangible Assets	24
4.10	Agreements	26
4.11	Capital Expenditure and Commitments	28
4.12	Compliance with Legal Requirements	28
4.13	Governmental Authorizations	29
4.14	Tax Matters	29
4.15	Employees	30

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4.16	Insurance	31
4.17	Related Party Transactions	32
4.18	Legal Proceedings; Orders	32
4.19	Authority	32
4.20	Non-Contravention; Consents	33
4.21	No Conflicting Interest	33
4.22	Brokers	34
4.23	Full Disclosure	34
Section 5.	CERTAIN COVENANTS OF THE PARTIES	34
5.1	Operation of Business	34
5.2	Access and Investigation	36
Section 6.	ADDITIONAL AGREEMENTS OF THE PARTIES	37
6.1	Filings and Consents	37
6.2	Public Announcements	37
6.3	Reasonable Best Efforts	38
6.4	SV Employee Options	38
6.5	Tax Liability	38
6.6	Notification	38
6.7	Registration Rights	38
6.8	Financing of Scitex Vision by Seller	38
6.9	Bank Hapoaalim Guarantee	38
6.10	Officers of Aprion	38
6.11	Board of Directors of Aprion and Scitex Vision	38
6.12	Rights of Aprion Shares	38
6.13	Trademark License Agreement	38
6.14	Post-Closing and Restrictive Trade Consents	38
Section 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF APRION	40
7.1	Accuracy of Representations	41
7.2	Performance of Covenants	41
7.3	Consents	41
7.4	Delivery of Documents	41
7.5	No Restraints	42
7.6	No Legal Proceedings	42
7.7	Due Diligence Review	42
Section 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SCITEX VISION	42
8.1	Accuracy of Representations	42
8.2	Performance of Covenants	42
8.3	Consents	42
8.4	Delivery of Documents	43
8.5	No Restraints	43
8.6	No Legal Proceedings	43
8.7	Due Diligence Review	44
Section 9.	TERMINATION	44
9.1	Termination Events	44
9.2	Termination Procedures	44
9.3	Effect of Termination	45
Section 10.	INDEMNIFICATION, ETC	45
10.1	Survival of Representations, Etc.	45

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10.2	Indemnification	46
10.3	Defense of Third Party Claims	47
10.4	Exercise of Remedies by Third Parties	47
10.5	Sole Remedy	47
10.6	Form of Payment	47
Section 11.	MISCELLANEOUS PROVISIONS	48
11.1	Entire Agreement	48
11.2	Further Assurances	48
11.3	Fees and Expenses	48
11.4	Attorneys’ Fees	49
11.5	Notices	49
11.6	Headings	50
11.7	Counterparts	50
11.8	Governing Law; Jurisdiction	50
11.9	Arbitration	50
11.10	Successors and Assigns	51
11.11	Waiver	51
11.12	Amendments	51
11.13	Severability	51
11.14	Parties in Interest	51
11.15	Construction	51

EXHIBIT A	Definitions
EXHIBIT B	Additional Adjustment Shares
EXHIBIT C	Aprion’s Amended Articles
EXHIBIT D	Aprion’s Initial Directors
EXHIBIT E-1/2	Resolutions of Scitex Vision’s Shareholders and Board of Directors
EXHIBIT F	First Amendment to the Amended and Restated Share Purchase and Shareholders Agreement
EXHIBIT G-1/2	Resolutions of Aprion’s Shareholders and Board of Directors

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SHARE EXCHANGE AGREEMENT

            THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2002, by and among Scitex Corporation Ltd., a public company organized under the laws of Israel (“Seller”); Scitex Vision Ltd., a private company organized under the laws of Israel (“Scitex Vision”); and Aprion Digital Ltd., a private company organized under the laws of Israel (“Aprion”). Certain other capitalized terms used in this Agreement are defined below or in Exhibit A.

W I T N E S S E T H:

            WHEREAS, Scitex Vision has authorized 200,000,000 Ordinary Shares, nominal value NIS 0.01 per share (the “SV Ordinary Shares”), 17,400,000 of which are issued and outstanding (the “SV Shares”) and are owned by Seller;

            WHEREAS, the respective Boards of Directors of Scitex Vision, Aprion and Seller, as the sole shareholder of Scitex Vision, have determined to consummate the transaction provided for herein in which Aprion will, subject to the terms and conditions set forth herein, acquire all of the SV Securities (as defined in Section 1.1 below) from Seller, and Scitex Vision will become a wholly owned subsidiary of Aprion, in exchange for the Consideration (as defined below) (the “Share Exchange”);

            WHEREAS, the respective Boards of Directors of Aprion and Scitex Vision (i) approved this Agreement and the other transactions contemplated by this Agreement, and (ii) determined to recommend to their respective shareholders to approve this Agreement and the other transactions contemplated by this Agreement; and

            WHEREAS, the Board of Director of Seller (i) approved this Agreement and the other transactions contemplated by this Agreement and (ii) determined to recommend that the shareholders of Seller approve the Share Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

            1.1   The Share Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller shall sell, transfer, assign, convey and deliver to Aprion, and Aprion shall purchase from Seller, all of the SV Shares, which will constitute immediately prior to the Closing Date all the issued and outstanding shares and of all other securities, if any, of Scitex Vision (the “SV Securities”). The closing (the “Closing”) of such purchase and sale and the other transactions contemplated hereby to occur at the Closing, unless this Agreement is earlier terminated pursuant to Section 9 hereof, shall take place at the offices of Aprion Digital Ltd., 5c Hazoran Street, Poleg Industrial Area, Netanya, Israel, at 13:00 p.m., on December 31, 2002, or on such other date, time and place that shall be not later than the third busines s day following the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof (the “Closing Date”). At the Closing, (a) Seller shall deliver to Aprion a certificate representing the SV Securities and such other instruments representing SV

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Securities, and (b) Aprion shall issue the Consideration (as defined in Section 1.2 below) to Seller.

            1.2   Purchase Price; Adjustment of Consideration. The consideration (the “Consideration”) for the SV Securities shall consist of and be paid in the following manner:

            (a)   Purchase Price. 88,839,892 Series B1 Preferred Shares, nominal value NIS 0.01 per share (the “Aggregate Share Number”) of Aprion (“Aprion Shares”), constituting 59.1% of the issued and outstanding share capital of Aprion on a fully diluted and as converted basis immediately after the Closing (including an adjustment reserve of 4,000,000 Ordinary Shares of Aprion as reflected in the capitalization table attached to Section 4.3 below and the reserve of the “Aprion Option Pool” as defined in Section 6.4 below)(or 66.7% on a fully diluted and as converted basis immediately after the Closing, excluding the aforesaid adjustment reserve and the “Aprion Option Pool”). The Aprion Shares shall be deemed to be issued at a price per Aprion Share based on a pre-Closing valuation of Aprion of $18,000,000 and a pre-Closing total o utstanding shares on a fully diluted basis (excluding the aforesaid adjustment reserve and the “Aprion Option Pool”) of 44,419,946 shares of Aprion (approximately $0.405223 per share). Without derogating from Sections 1.2(b) and 5.1 below, the aggregate number of Aprion Shares to be issued at the Closing in exchange for the acquisition of all of the SV Securities shall be adjusted in the case of any share split, reverse share split, division, combination, issuance of bonus shares or other similar event, which will occur at any time during the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), with respect to the issued and outstanding share capital of Aprion, in which case the Aggregate Share Number shall be increased or decreased proportionately. In addition, Aprion shall reserve the Aprion Option Pool and grant options to SV Employees in accordance with Section 6.4 below.

            (b)   Adjustments to the Consideration.

              (i)   The parties recognize that the due diligence investigation by Seller and Scitex Vision of Aprion, and by Aprion of Scitex Vision, may lapse until the Closing Date. Accordingly, the parties agree that, subject to the occurrence of the Closing (and without derogating from the closing conditions set forth in Sections 7 and 8 hereof (and particularly, Sections 7.7 and 8.7)), if, at any time during the Pre-Closing Period, there shall have been a finding by (x) Seller or Scitex Vision of any material adverse discovery with respect to Aprion and/or its subsidiaries which would reasonably likely to cause a Material Adverse Effect on Aprion, then, the Aggregate Share Number shall be increased (and the additional Aprion Shares to be issued to Seller shall be referred to as the “Pre-Closing Adjustment Shares”), or (y) Aprion of any material adverse discovery with respect t o Scitex Vision and/or its subsidiaries, which would reasonably likely to cause a Material Adverse Effect on Scitex Vision, then, the Aggregate Share Number shall be decreased, in either of the aforesaid events, by a number of Aprion Shares to be determined in accordance with Section 1 of Exhibit B hereto, mutatis mutandis.

              (ii)   Subject to the occurrence of the Closing (and without derogating from the closing conditions set forth in Sections 7 and 8 hereof (and particularly, Sections 7.7 and 8.7) as well as Section 1.2(b)(i) above), if, at any time during the period from the date of this Agreement through the earlier to occur of (x) the seventh (7th) anniversary of Closing Date and (y) the closing of a Qualified IPO of Aprion (the “Adjustment Period”), any of the events

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  specified in Exhibit B hereto shall occur (each, a “Triggering Event”), then, the Aggregate Share Number shall be increased (and the additional Aprion Shares to be issued to Seller shall be referred to as the “Additional Adjustment Shares”), in the manner set forth with respect to such Triggering Event in Exhibit B hereto.

              (iii)   In any event of issuance of shares (or adjustment of conversion price) by Aprion resulting from any anti dilution rights, price protection rights or the like, as a result of the issuance of the Consideration (including the issuance of any Adjustment Shares), Aprion shall issue to Seller additional Preferred B1 Shares (the “Post-Closing Adjustment Shares,” and together with the Pre-Closing Adjustment Shares, the Additional Adjustment Shares and the Indemnification Shares (as defined in Section 10.6 below), the “Adjustment Shares”) for no additional consideration as follows: (a) the percentage of such Post-Closing Adjustment Shares together with the Aprion Shares shall constitute as of the Closing (assuming that at the Closing: (i) no Adjustment Shares are issued pursuant to this Agreement; and (ii) the Aggregate Share Number is not decreased pur suant to Section 1.2 (b)(i)(y)) 66.7% of the share capital of Aprion on a fully diluted and as-converted basis (excluding the adjustment reserve of 4,000,000 Ordinary Shares of Aprion and the “Aprion Option Pool” referred to in Section 1.2(a) above) (the “Percentage”); and (b) to the extent that at any time any Adjustment Shares (excluding the Post-Closing Shares) are issued to Seller, the Percentage shall be increased accordingly, and to the extent that the Aggregate Share Number is decreased pursuant to Section 1.2 (b)(i)(y), the Percentage shall be decreased accordingly. .

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SCITEX VISION

            Scitex Vision represents and warrants to and for the benefit of Aprion, as of the date hereof and as of the Closing (subject to any inaccuracies or changes to the representations and warranties prior to such date caused as a result of any of the actions stated in Section 5.1 that are taken by Scitex Vision with the consent of Aprion or otherwise permitted to be taken pursuant to Section 5.1 or required to be taken pursuant to this Agreement), other than as set out in the Scitex Vision Disclosure Schedule (notwithstanding references to specific parts of the Scitex Vision Disclosure Schedule, the disclosure of the information contained in one section or part of the Scitex Vision Disclosure Schedule shall be deemed proper disclosure for other sections or parts of the Scitex Vision Disclosure

Schedule if appropriately cross-referenced or if the relevance thereof is manifestly apparent from the context in which it appears), as follows:

            2.1   Due Organization; Etc

            (a)   Each of Scitex Vision and its subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of Scitex Vision and its subsidiaries has all requisite corporate power and authority to own and use its assets and conduct its business as currently conducted.

            (b)   Neither Scitex Vision nor any of its subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other than its own name.

            (c)   Each of Scitex Vision and its subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all

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jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Scitex Vision or on its ability to consummate the Share Exchange and the other transactions contemplated by this Agreement.

            (d)   Part 2.1(d) of the Scitex Vision Disclosure Schedule accurately sets forth (i) the names of the members of Scitex Vision’s board of directors, (ii) the names of the members of each committee of Scitex Vision’s board of directors, and (iii) the names and titles of Scitex Vision’s officers.

            (e)   Except for Scitex Vision’s subsidiaries listed in Part 2.1(e) of the Scitex Vision Disclosure Schedule, neither Scitex Vision nor its subsidiaries own any interest in any Entity and none of them has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither Scitex Vision nor its subsidiaries has agreed, or is obligated, to make any future investment in or capital contribution to any Entity. Neither Scitex Vision nor its subsidiaries has guaranteed or is responsible or liable for any obligation of any of the Entities in which they own or have owned any equity interest.

            (f)   Scitex Vision beneficially owns all of the issued and outstanding share capital of the subsidiaries listed in Part 2.1(e) of the Scitex Vision Disclosure Schedule, and no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of these subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing. All the rights with respect to the share capital held by Scitex Vision in these subsidiaries are free and clear of Encumbrances.

            2.2   Charter Documents; Records. Scitex Vision has delivered to Aprion accurate and complete copies of: (1) the Memorandum of Association and Articles of Association of Scitex Vision, including all amendments thereto and (2) the share capital records of Scitex Vision. There has not been any violation of any of the material provisions of Scitex Vision’s or its subsidiaries’ Articles of Association, Memorandum of Association or other formation documents as applicable. The books of account, stock records, minute books and other records of Scitex Vision and its subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable law.

            2.3   Capitalization. All of the issued and outstanding share capital of Scitex Vision, on a fully diluted basis and on an as-converted and as-exercised basis, taking into consideration any and all convertible or exchangeable securities and other interests in Scitex Vision, is owned beneficially and of record by Seller as set forth in Part 2.3 of the Scitex Vision Disclosure Schedule, except as detailed therein. Except as set forth in Part 2.3 of the Scitex Vision Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Scitex Vision to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares. All of the SV Shares have been duly authorized and validly issued by all necessary corporate action and procedures on the part of Scitex Vision and in accordance with all applicable laws, and are fully paid and nonassessable.

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            2.4   Financial Statements.

            (a)   Scitex Vision has delivered to Aprion accurate and complete copies of the audited balance sheet of Scitex Vision as of December 31, 2001 and the related audited statements of operations, statements of shareholders’ equity and statements of cash flows of Scitex Vision for the year then ended, together with the notes thereto and the unqualified report and opinion of a recognized firm of independent certified accountants relating thereto and the unaudited reviewed financial statements of Scitex Vision for the nine months ended September 30, 2002 (the “SV Balance Sheet Date”) (collectively, the “SV Financial Statements”).

            (b)   The SV Financial Statements present fairly the consolidated financial position of Scitex Vision and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Scitex Vision for the periods covered thereby. The SV Financial Statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods covered and comply with the requirements of all applicable regulations, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments.

            (c)   All proper and necessary books of account and records have been maintained by Scitex Vision, are in its possession and contain accurate information relating to all transactions to which Scitex Vision and its subsidiaries have been a party.

            (d)   A complete list of Scitex Vision’s and its subsidiaries’ borrowings and loan facilities as of the date hereof, is set forth in Part 2.4(d) of the Scitex Vision Disclosure Schedule. Except as reflected or reserved against in the SV Financial Statements (including the notes thereto) or itemized in Part 2.4(d) of the Scitex Vision Disclosure Schedule, there are no liabilities of, relating to or affecting Scitex Vision, its subsidiaries or any of their assets or properties, other than liabilities incurred in the ordinary course of business consistent with past practice since the SV Balance Sheet Date or in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the business or condition of Scitex Vision and its subsidiaries.

            2.5   Absence of Changes. Except (i) as contemplated by this Agreement, (ii) as set forth in Part 2.5 of the Scitex Vision Disclosure Schedule or (iii) as specifically disclosed in the SV Financial Statements (including the notes thereto), since the SV Balance Sheet Date:

            (a)   there have been no changes, events, occurrences or developments which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Scitex Vision;

            (b)   Neither Scitex Vision nor its subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (c)   Neither Scitex Vision nor its subsidiaries has sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

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            (d)   Neither Scitex Vision nor its subsidiaries has amended or waived any of its rights under, or permitted the acceleration of vesting under (except where such accelerated vesting would have been permitted under the terms of an existing agreement or option plan as of the SV Balance Sheet Date), (i)  any provision of any agreement or grant letter awarding or evidencing any outstanding share option, or (ii) any restricted stock purchase agreement;

            (e)   there has been no amendment to Scitex Vision’s Articles of Association or Memorandum of Association, and neither Scitex Vision nor its subsidiaries has effected or been a party to any Acquisition Transaction (as defined in Exhibit A), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f)   Neither Scitex Vision nor its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

            (g)   Neither Scitex Vision nor its subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract (as defined in Exhibit A) that is or would constitute a Material Agreement (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Agreement;

            (h)   Neither Scitex Vision nor its subsidiaries has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except, in each case, for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Scitex Vision’s or its subsidiaries’ past practices;

            (i)   Neither Scitex Vision nor its subsidiaries has (i) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, or (ii) written off or written down, or made any determination to write off, write down or otherwise revalue, any other of its assets or properties, or changed any reserves or liabilities associated therewith;

            (j)   Neither Scitex Vision nor its subsidiaries has made any pledge of any of Scitex Vision’s or its subsidiaries’ material assets or otherwise permitted any of Scitex Vision’s or its subsidiaries’ material assets to become subject to any Encumbrance;

            (k)   Neither Scitex Vision nor its subsidiaries has (i) lent money to any Person, exceeding, in the aggregate, $15,000 (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money, exceeding, in the aggregate, $15,000;

            (l)    Neither Scitex Vision nor its subsidiaries has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new key employees;

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            (m)   there has been no resignation or termination of employment of any officer of Scitex Vision or its subsidiaries, key employee of Scitex Vision or key employee (if material to Scitex Vision’s subsidiaries) of Scitex Vision’s subsidiaries;

            (n)   Neither Scitex Vision nor its subsidiaries has changed any of its methods of accounting or accounting practices in any respect, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise);

            (o)   Neither Scitex Vision nor its subsidiaries has failed to file any Tax Return or pay any Tax timely when due, made or changed any election with respect to any Tax (as defined in Exhibit A), entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes with any Governmental Body or otherwise;

            (p)   Neither Scitex Vision nor its subsidiaries has licensed or transferred any SV Intellectual Property to any Person other than licenses granted in the ordinary course of business and consistent with Scitex Vision’s and its subsidiaries past practices;

            (q)   Neither Scitex Vision nor its subsidiaries has failed to pay or otherwise satisfy any liabilities exceeding $50,000 in the aggregate, when due, except for liabilities set forth in Part 2.5 of the Scitex Vision Disclosure Schedule which Scitex Vision is disputing in good faith;

            (r)   Neither Scitex Vision nor its subsidiaries has commenced or settled any Legal Proceeding (as defined in Exhibit A);

            (s)   Neither Scitex Vision nor its subsidiaries has entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

            (t)   Neither Scitex Vision nor its subsidiaries has agreed or committed to take any of the actions referred to in clauses “(b)” through “(s)” above.

            2.6   Properties and Assets. A true and complete report listing the groups of properties and assets of Scitex Vision and its subsidiaries, and their value represented in accordance with U.S. GAAP is contained in Part 2.6 of the Scitex Vision Disclosure Schedule. Each of Scitex Vision and its subsidiaries has good and marketable title to its assets (and with respect to leases of assets, valid leasehold interests in such assets), including without limitation, those reflected in the SV Financial Statements, free and clear of any Encumbrance of whatsoever nature over or in the relevant property except for (i) Encumbrances for current Taxes not yet due and payable and (ii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with th e present use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. With respect to the assets that are leased, each of Scitex Vision and its subsidiaries is in compliance with all provisions of such leases in all material respects, such leases are valid, binding and enforceable against the lessor thereunder.

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            2.7   Accounts Receivables. All existing accounts receivable of Scitex Vision and its subsidiaries represent valid obligations of customers of Scitex Vision and its subsidiaries arising from bona fide transactions entered into in the ordinary course of business.

            2.8   Equipment; Leasehold.

            (a)   All material items of equipment and other tangible assets owned by or leased to Scitex Vision and its subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Scitex Vision’s and its subsidiaries’ business in the manner in which such businesses is currently being conducted.

            (b)   Neither Scitex Vision nor its subsidiaries own any real property or any interest in real property, except as set forth in Part 2.8(b) of the Scitex Vision Disclosure Schedule.

            2.9   Intellectual Property and Other Intangible Assets.

            (a)   Except as specifically set forth in Part 2.9(a) of the Scitex Vision Disclosure Schedule, (i) Scitex Vision and its subsidiaries own all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of all claims and Encumbrances, SV Intellectual Property, (ii) the use of SV Intellectual Property in Scitex Vision’s and its subsidiaries’ business as currently conducted or as proposed to be conducted does not, to Scitex Vision’s best knowledge, violate, infringe, interfere with or constitute an appropriation of any Intellectual Property or other right, lien or claim of any other Person, including without limitation of its present or former employees or the former employers of all such persons and (iii) Scitex Vision and its subsidiaries are not currently obligated or under any liability whatsoever to make any p ayments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (b)   Any and all SV Intellectual Property of any kind which has been developed or is currently being developed by Scitex Vision, its subsidiaries or any employees thereof is the property solely of Scitex Vision or its subsidiaries. Scitex Vision and its subsidiaries have taken security measures to protect the secrecy, confidentiality and value of all SV Intellectual Property, which measures are reasonable and customary in the industry in which they operate. Each current and former employee or consultant of Scitex Vision and its subsidiaries who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed SV Intellectual Property, or who has knowledge of or access to information about SV Intellectual Property, has entered into a written agreement and/or instrument with Scitex Vision or its subsidiaries regarding ownership and treatment of the In tellectual Property (including with respect to confidentiality, assignment of inventions and non-compete undertakings) in the forms provided to Aprion. For purposes of this subsection, the term “former” means for the last three (3) years starting on the date hereof.

            (c)   Neither Scitex Vision or its subsidiaries nor, to the best knowledge of Scitex Vision, any of their respective directors, officers or employees, has received any claim, notice or other communication (written, oral or otherwise) alleging, or has any other reason to believe, that Scitex Vision or its subsidiaries has violated or by conducting its business as currently conducted or as proposed to be conducted, would violate, infringe, interfere with or constitute

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an appropriation of any Intellectual Property or other rights of any other Person. Neither Scitex Vision or its subsidiaries nor, to the best knowledge of Scitex Vision, any of their respective directors, officers or employees, has received notice in the past four years nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of SV Intellectual Property, or of any facts, o r assertion of any facts, which would render any of SV Intellectual Property invalid or unenforceable.

            (d)   To the best knowledge of Scitex Vision, none of Scitex Vision and its subsidiaries, their employees, officers or directors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of Scitex Vision or its subsidiaries or that would conflict with Scitex Vision’s or its subsidiaries’ business as conducted and as proposed to be conducted. It is not, and, to the best of Scitex Vision’s knowledge, will not in connection with Scitex Vision’s or its subsidiaries’ businesses (as currently conducted or proposed to be conducted) become, necessary to utilize any inventions, and specifically, inventions covered by patents or patent applicatio ns, of any of Scitex Vision’s or its subsidiaries employees (or people Scitex Vision or its subsidiaries currently intend to hire) made prior to their employment by Scitex Vision or its subsidiaries, as the case may be, other than those that have been assigned to Scitex Vision or its subsidiaries pursuant to valid and legally binding instruments of assignment.

            (e)   SV Intellectual Property constitutes all of the Intellectual Property necessary to enable Scitex Vision and its subsidiaries to conduct their businesses in the manner in which such business is being conducted. Neither Scitex Vision nor its subsidiaries has licensed, or is under any obligation to license, any of SV Intellectual Property to any Person, nor has Scitex Vision or its subsidiaries entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the SV Intellectual Property or to transact business in any market or geographical area or with any Person.

            2.10   Agreements.

            (a)   All the material agreements to which Scitex Vision or its subsidiaries are a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “SV Material Agreements”) are listed in Part 2.10(a) of the Scitex Vision Disclosure Schedule. Without limitation, any Contract involving any of the following shall be deemed to be a “SV Material Agreement”: (i) an Acquisition Transaction; (ii) the acquisition or disposition of any direct or indirect equity or other interest of Scitex Vision or its subsidiaries in any other Entity; (iii) any strategic alliance, joint venture, joint development or joint marketing arrangement between Scitex Vision or its subsidiaries and any other Person; (iv) any distributor, sales, advertising, agency or manufacturer’s representative arrangement involving Scitex Vision or its subsidiaries; (v) the purchase of materials, supplies, equipment or services by or from Scitex Vision or its subsidiaries involving more than $1,000,000 over the life of the agreement; (vi) the license, use, purchase or other acquisition or disposition of any Intellectual Property by Scitex Vision or its subsidiaries from or to any other Person (excluding “shrink wrap” agreements for off-the-shelf software); (vii) any agreement that expires or may be renewed at the option of any Person other than Scitex Vision or its subsidiaries so as to expire more than twelve months after the date of this Agreement; (viii) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money (other

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than travel advances to employees made in the ordinary course of business), any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordan ce with Israeli or U.S. GAAP; (ix) any contract for capital expenditures by Scitex Vision or its subsidiaries in excess of $500,000 over the life of the agreement; (x) any lease by Scitex Vision or its subsidiaries of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $250,000; (xi) any employment, consulting, advisory or similar services agreement involving the payments by Scitex Vision or its subsidiaries of more than $100,000 per year; (xii) any material non-disclosure, confidentiality, assignment of invention, work for hire or similar agreement between Scitex Vision or its subsidiaries and any other Person (except for employees in their capacity as such); (xiii) any contract with any Person with whom Scitex Vision or its subsidiaries does not deal at arm’s length; or (xiv) any material guarantee, support, indemnification, assumption or endorsement by Scitex Vision or its subsidiaries of, o r any similar material commitment by Scitex Vision or its subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

            (b)   Each SV Material Agreement is in full force and effect, and is enforceable by Scitex Vision or its subsidiaries in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Scitex Vision has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the SV Material Agreements and neither Scitex Vision nor its subsidiaries has received any notice of any intention to terminate any such agreement.

            (c)   Scitex Vision or its subsidiaries and, to the best knowledge of Scitex Vision, all other parties to such SV Material Agreements, have performed in all material respects all of their obligations under the SV Material Agreements.

            (d)   There are no agreements, promises or understandings in force restricting the competitive freedom of Scitex Vision or its subsidiaries to engage in any line of business or to compete with any other Person, or otherwise to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit (including any “most favored nations” clauses in any such Contracts).

            (e)   Scitex Vision has delivered to Aprion accurate and complete copies of all written SV Material Agreements identified in Part 2.10(a) of the Scitex Vision Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Scitex Vision Disclosure Schedule provides an accurate description of the terms of each SV Material Agreement that is not in written form, if any.

            (f)   (i)   Neither Scitex Vision nor its subsidiaries has violated or breached, or committed any default under, any SV Material Agreement, and, to Scitex Vision’s best knowledge, no other Person has violated or breached, or committed any default under, any SV Material Agreement;

              (ii)   to Scitex Vision’s best knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any SV Material Agreement, (B) give any Person the right to declare a default or exercise any remedy

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  under any SV Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any SV Material Agreement, or (D) give any Person the right to cancel, terminate or modify any SV Material Agreement;

              (iii)   Neither Scitex Vision nor its subsidiaries has received any notice or other communication, or otherwise has knowledge, regarding any actual or possible violation or breach of, or default under, any SV Material Agreement and no party to any of the SV Material Agreements has made a claim of which Scitex Vision is aware to the effect that Scitex Vision or its subsidiaries has failed to perform an obligation thereunder; and

              (iv)   Neither Scitex Vision nor its subsidiaries has waived any of its rights under any SV Material Agreement.

            (g)   No Person is renegotiating, or has a right pursuant to the terms of any SV Material Agreement to renegotiate, any amount paid or payable to Scitex Vision under any SV Material Agreement or any other material term or provision of any Material Agreement.

            (h)   The SV Material Agreements identified in Part 2.10(a) of the Scitex Vision Disclosure Schedule collectively constitute all of the Contracts (other than the SV Intellectual Property and the SV Employees) necessary to enable Scitex Vision to conduct its business in the manner in which its business is currently being conducted.

            (i)   Part Part 2.10(i) of Scitex Vision Disclosure Schedule contains a true, correct and complete copy of Scitex Vision and its subsidiaries standard warranty or warranties for sales of their products or services rendered and, except as stated therein, there are no (i) warranties, commitments or obligations with respect to the return, repair, or replacement of products, (ii) commitments or undertakings by Scitex Vision or its subsidiaries to refund all or part of the amount paid to them in respect of such products or services or (iii) provisions for extended warranty period. There are no defects in such products, of which Scitex Vision is aware, that would materially and adversely affect, in the short term and for the life of the product, their performance or create an unusual risk of injury to property. The products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect (as applicable to the manner in which its business is currently conducted) in all material respects, and have received all governmental approvals necessary to allow their sale and use.

            2.11   Capital Expenditure and Commitments. Except as disclosed in the SV Financial Statements (including the notes thereto):

            (a)   Scitex Vision (including its subsidiaries) has not made or undertaken to make any material capital commitment, expenditure or purchase in excess of $150,000.

            (b)   Neither Scitex Vision nor its subsidiaries is a party to any material hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by Scitex Vision or its subsidiaries.

            (c)   Neither Scitex Vision nor its subsidiaries has given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, except in its ordinary course of business, and to the best of its

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knowledge, no individual or entity has given any guaranty of or security for any of Scitex Vision’s or its subsidiaries obligations.

            (d)   There are in force no powers of attorney given by Scitex Vision or its subsidiaries (other than powers of attorney granted to legal counsel solely for the purposes of representing Scitex Vision or its subsidiaries in legal proceedings) with respect to any asset or business of Scitex Vision or its subsidiaries, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit Scitex Vision or its subsidiaries to any obligation not in the ordinary course of Scitex Vision’s business.

            2.12   Compliance with Legal Requirements.

            (a)   Scitex Vision and its subsidiaries, to the best of Scitex Vision’s knowledge, has carried on their business and affairs in accordance with all applicable laws (including Environmental Laws) and regulations and in accordance with its corporate documents and there is no material violation or material default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency, and Scitex Vision (including its subsidiaries) has been granted and there are now in force all material approvals, consents and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on (except for such approvals, consents and licenses of which Scitex Vision or its subsidiaries failure to obtain has not had a Material Adverse Effect on Scitex Vision), and, to the best of Scitex Vision’s knowledge, there ar e no circumstances which evidence or indicate that any such approvals, consents or licenses, to the extent material to Scitex Vision’s and its subsidiaries’ business or assets, are likely to be suspended, canceled, revoked or not renewed.

            (b)   All documents required to be filed with or delivered to the Registrar of Companies in respect of Scitex Vision have been properly filed or delivered in a timely manner.

            2.13   Governmental Authorizations.

            (a)   Part 2.13(a) of the Scitex Vision Disclosure Schedule identifies each material Governmental Authorization (as defined in Exhibit A) held by Scitex Vision or its subsidiaries, and Scitex Vision has delivered to Aprion accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Scitex Vision Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Scitex Vision Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Scitex Vision to conduct its business in the manner in which it is currently being conducted except for such Governmental Authorizations which Scitex Vision’s (or its subsidiaries) failure to obtain has not had a Material Adverse Effect on Scitex Visio n. Scitex Vision (including its subsidiaries) is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 2.13(a) of the Scitex Vision Disclosure Schedule. Scitex Vision (including its subsidiaries) has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

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            (b)   Part 2.13(b) of the Scitex Vision Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to Scitex Vision or its subsidiaries, including, without limitation, (i) Approved Enterprise status from the Investment Center and (ii) grants from the OCS (collectively, “SV Grants”). Scitex Vision has made available to Aprion, prior to the date hereof, complete and correct copies of all documents evidencing the SV Grants and of all letters of approval, and supplements thereto, granted to Scitex Vision in connection therewith. Part 2.13(b) of the Scitex Vision Disclosure Schedule details the aggregate amounts of each SV Grant, and the aggregate outstanding obligations thereunder of Scitex Vision with respect to royalties, and the outstanding amounts paid or to be paid by the OCS to Scitex Vision (and by Scitex Vision to the OCS) and the composition of such obligations or amount by the product or product family to which it relates. Scitex Vision (including its subsidiaries) is in compliance, in all material respects, with the terms and conditions of the SV Grants and, except as disclosed in Part 2.13(b) of the Scitex Vision Disclosure Schedule hereto, has duly fulfilled, in all material respects, all undertakings relating thereto.

            2.14   Tax Matters.

            (a)   Neither Scitex Vision nor its subsidiaries is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or tax closing agreement.

            (b)   All Tax Returns required to have been filed by or with respect to Scitex Vision or its subsidiaries have been duly filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects through the date thereof, and all information necessary to prepare and file Tax Returns in respect of subsequent periods is clearly available and accurately reflected in the books and records of Scitex Vision and its subsidiaries. Each of Scitex Vision and its subsidiaries has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any Legal Requirement relating to Taxes. Neither Scitex Vision nor its subsidiaries has settled or compromised any claim or assessment in respect of any Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes with any Governmental Body or otherwise.

            (c)   No Government Body has ever questioned Scitex Vision’s or its subsidiaries treatment of any item or transaction relating to Taxes, and to the best knowledge of Scitex Vision, there are not any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Governmental Body in relation to Scitex Vision’s or its subsidiaries liability or accountability for Taxes, any claim made by Scitex Vision or its subsidiaries, any relief, deduction, or allowance afforded to it, or in relation to the status or character of Scitex Vision or any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

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            2.15   Employees.

            (a)   The name and position of all officers and employees of Scitex Vision and its subsidiaries (each, an “SV Employee”) and the general terms of their employment (salary, special benefits) were disclosed in writing to Aprion. Scitex Vision has provided Aprion with either a copy of the agreements between Scitex Vision or its subsidiaries and each SV Employee or a full and accurate description of the terms of employment or retention of each SV Employee, and all benefits, including, without limitation, salaries, directors’ fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which Scitex Vision or its subsidiaries is bound to provide (whether now or in the future) to each SV Employee.

            (b)   The name and employment commencement date of all employment agencies’ employees engaged by Scitex Vision in Israel and the general terms of their employment (salary and any other benefits) were disclosed in writing to Aprion.

            (c)   No key SV Employee has been dismissed in the six-month period ending on the date hereof or has given notice of termination of his employment.

            (d)   True and complete copies of the employment agreements (with their names redacted) of each of the officers and key employees and consultants of Scitex Vision, and the form of agreements under which substantially all the other employees and consultants at the date hereof are engaged, have been provided to Aprion.

            (e)   Subject to the provisions of any applicable law, there are no agreements, arrangements or customs (whether legally enforceable or not, and whether written or oral) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any SV Employee or former SV Employee or for the benefit of the dependents of any such individual in operation at the date hereof.

            (f)   All the Benefits to which any SV Employee (including those employed through an employment agency) or former SV Employee is or may be entitled including, inter alia, severance pay, leave and health, have been paid or reserved for in the SV Financial Statements in accordance with U.S. GAAP or shall be reserved for prior to or at the Closing.

            (g)   Neither Scitex Vision nor its subsidiaries operates any share incentive scheme, share option scheme. bonus scheme, benefit plan or profit sharing scheme for the benefit of any of its officers, directors, employees or consultants.

            (h)   Except as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former SV Employee or director of Scitex Vision (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (i)   Neither Scitex Vision nor its subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees and none of its employees is covered by, or is entitled to benefits under, a collective bargaining contract. All

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of the SV Employees are “at will” employees (subject to statutory or contractual notice periods of termination); all consultants are terminable at will by Scitex Vision or its subsidiaries within 60 days or less prior notice.

            (j)   Each of Scitex Vision and its subsidiaries, to Scitex Vision’s best knowledge, is in compliance in all material respects with all applicable Legal Requirements (as defined in Exhibit A) and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (k)   Scitex Vision is not aware of any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Scitex Vision or its subsidiaries; Scitex Vision is not aware of any controversies, strikes, slowdowns or work stoppages pending or threatened between Scitex Vision or its subsidiaries and any of their employees or consultants. To Scitex Vision’s best knowledge, the consummation of any of the transactions contemplated hereby will not adversely affect Scitex Vision’s or its subsidiaries’ labor relations. None of Scitex Vision’s or its subsidiaries’ key employees or consultants has notified Scitex Vision or its subsidiaries of any intention to terminate his or her employment or engagement therewith.

            2.16   Insurance.

            (a)   A list of Scitex Vision’s insurance policies is contained in Part 2.16(a) of the Scitex Vision Disclosure Schedule. Scitex Vision has previously provided Aprion with copies of, and full and accurate summaries of the coverage provided under, all such insurance policies.

            (b)   Scitex Vision and its subsidiaries’ have insurance against the types of risks and losses (whether such occurred in the past or will occur in the future) usually insured against by companies carrying on the same or a similar business, and in amounts and with such coverage limits as are generally appropriate to such businesses. Without prejudice to the generality of the foregoing, the insurance policies of Scitex Vision and its subsidiaries are all provided by a well-established and reputable insurer, are for the full replacement or reinstatement value of all of Scitex Vision’s and its subsidiaries’ assets of an insurable nature, and insure Scitex Vision and its subsidiaries against the risk of accident, damage, injury, third party loss (including product liability) and loss of profits.

            (c)   Neither Scitex Vision nor its subsidiaries has done anything or suffered any damage which has rendered or might render any policies of insurance taken out by them void or voidable or which might result in an increase in premiums, and Scitex Vision or its subsidiaries have complied with all conditions attached to such policies.

            (d)   There is no claim outstanding under any of such policies nor, to the best of Scitex Vision’s, are there any circumstances likely to give rise to such a claim.

            2.17   Related Party Transactions. Except as set forth in Part 2.17 of the Scitex Vision Disclosure Schedule, or as is expressly contemplated by this Agreement, to Scitex Vision’s best knowledge: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Scitex Vision or its subsidiaries; (b) no Related Party is, or has at any time been, indebted to Scitex Vision or its subsidiaries; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any SV Material Agreement, transaction or business dealing

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involving Scitex Vision or its subsidiaries; (d) no Related Party is competing, or has at any time in the past three years competed, directly or indirectly, with Scitex Vision or its subsidiaries; and (e) no Related Party has any claim or right against Scitex Vision or its subsidiaries (other than rights to receive compensation for services performed as an SV Employee as set forth in Section 2.15).

            2.18   Legal Proceedings; Orders.

            (a)   There is no pending Legal Proceeding (or any Legal Proceeding subject to appeal) and, to Scitex Vision’s best knowledge, no Person (including, for the avoidance of doubt, SV Employees) has overtly threatened to commence any Legal Proceeding: (i) that involves Scitex Vision, its subsidiaries or any of the assets owned or used by them or that involves any Person whose liability Scitex Vision or its subsidiaries has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Scitex Vision’s best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

           (b)   There is no order, writ, injunction, judgment or decree (including any settlement of claim that has an ongoing monetary effect on Scitex Vision or its subsidiaries) to which Scitex Vision, its subsidiaries or any of the assets owned or used by either of them, is subject. To Scitex Vision’s best knowledge, no officer or other SV Employee or director of Scitex Vision is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other SV Employee or director from engaging in or continuing any conduct, activity or practice relating to Scitex Vision’s and/or its subsidiaries’ business.

            2.19   Authority. Scitex Vision has the absolute and unrestricted right, power and authority to enter into and, subject to approval of Scitex Vision’s shareholders, to perform its obligations under this Agreement; and the execution, delivery and performance by Scitex Vision of this Agreement have been duly authorized by all necessary corporate or organizational action on the part of Scitex Vision (other than approval of Scitex Vision’s shareholders). This Agreement (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes the legal, valid and binding obligation of Scitex Vision, enforceable against Scitex Vision in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and ot her equitable remedies.

            2.20   Non-Contravention; Consents.

            (a)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, is required by or with respect to Scitex Vision or its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) the consent of the Investment Center, (b) the notification to the OCS, (c) the consent or pre-clearance of the Israeli Commissioner of Restrictive Trade Practices in accordance with the filing and notice requirements of the Israeli Restrictive Trade Practices Law, 1988 (the “Consent of the

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Commissioner of Restrictive Trade”), and (d) consents, approvals, orders, authorizations, registrations, declarations and filings that are set forth in Part 2.20(a) of the Scitex Vision Disclosure Schedule where the failure to obtain such consent or approval, or make a filing, would reasonably be expected to have a Material Adverse Effect on Scitex Vision or on its ability to consummate the Share Exchange and the other transactions contemplated by this Agreement (the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the foregoing clauses (a) through (d), being referred to as the “SV Required Consents”).

            (b)   Except as set forth in Part 2.20(b) of the Scitex Vision Disclosure Schedule, assuming the receipt of the SV Required Consents, neither the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of Scitex Vision’s Articles of Association or Memorandum of Association; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or, if material, to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to wh ich Scitex Vision, any of its subsidiaries or any of the material assets owned or used by them, is subject; (iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Scitex Vision or its subsidiaries or that otherwise relates to Scitex Vision’s or its subsidiaries’ business or to any of the material assets owned or used by Scitex Vision or its subsidiaries; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any SV Material Agreement that is or would constitute a SV Material Agreement, or give any Person the right to (a) declare a default or exercise any remedy under any such SV Material Agreement, (b) accelerate the maturity or performance of any such SV Material Agreement, or (c) cancel, terminate or modify any such SV Material Agreement; or (v) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Scitex Vision or its subsidiaries.

            2.21   No Conflicting Interest. Scitex Vision is not aware that any director, key Employee or Related Party of Scitex Vision or its subsidiaries has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of Scitex Vision or its subsidiaries, is a supplier or customer of Scitex Vision or its subsidiaries, or is a party to any contract which may have any effect on the business of Scitex Vision or its subsidiaries.

            2.22   Brokers. No broker, finder or investment banker, for which Scitex Vision or its subsidiaries may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Scitex Vision, its subsidiaries or any of their directors, officers, employees or agents.

            2.23   Full Disclosure. Neither this Agreement (including the Scitex Vision Disclosure Schedule) nor any certificates made by Scitex Vision and delivered to Aprion in connection herewith (i) contains any representation, warranty or information made or provided

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by Scitex Vision that is false or misleading with respect to any material fact, or (ii) omits to state any material fact, of which Scitex Vision is aware, that is necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            As used in this Section 2, unless the context otherwise requires, the expression “material,” “material to Scitex Vision’s bussiness,” “material to Scitex Vision’s subsidiaries” or similar language shall mean material to Scitex Vision and its subsidiaries (taken as a whole). Aprion acknowledges and agrees that Scitex Vision does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller represents and warrants to and for the benefit of Aprion, as of the date hereof and as of the Closing (subject to any inaccuracies or changes to the representations and warranties prior to such date caused as a result of any of the actions required to be taken pursuant to this Agreement), as follows:

            3.1   Ownership of Shares; Title; Domicile and Organization. Seller is the lawful owner, beneficially and of record of, and shall transfer to Aprion at the Closing, good and marketable title in, all of the SV Securities and of all rights thereto, free and clear of all Encumbrances (including, for the avoidance of doubt, options to purchase and third party rights of any kind), other than as set forth in Part 2.3 of the Scitex Vision Disclosure Schedule, and does not own any other shares, options or other rights to subscribe for, purchase or acquire any securities of Scitex Vision from Scitex Vision or from any other Person. Seller is duly organized and validly existing under the laws of the State of Israel.

            3.2   Authority; Binding Nature of Agreement. Seller has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, subject to the receipt of approval of Seller’s shareholders as required under Section 275 of the Companies Law (the “Seller Shareholders’ Approval”); and the execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate or organizational action on the part of Seller (including the approval of the Board of Directors of Seller and the Audit Committee thereof) other than the Seller Shareholders’ Approval. This Agreement constitutes (assuming due authorization, execution and delivery hereof by the other parties hereto) the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subje ct to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            3.3   Brokers. Other than as set forth in Part 2.22 of the Scitex Vision Disclosure Schedule, no broker, finder or investment banker, for which Seller may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its directors, officers, employees or agents.

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            Aprion acknowledges and agrees that Seller does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF APRION.

            Aprion represents and warrants to and for the benefit of Seller, as of the date hereof and as of the Closing (subject to any inaccuracies or changes to the representations and warranties prior to such date caused as a result of any of the actions stated in Section 5.1 that are taken by Aprion with the consent of Seller or otherwise permitted to be taken pursuant to Section 5.1 or required to be taken pursuant to this Agreement), other than as set out in the Aprion Disclosure Schedule (notwithstanding references to specific parts of the Aprion Disclosure Schedule, the disclosure of the information contained in one section or part of the Aprion Disclosure Schedule shall be deemed proper disclosure for other sections or parts of the Aprion Disclosure Schedule if appropriately cross-referenced or if the relevance thereof is manifestly apparent from the context in which it appears), as follows:

            4.1   Due Organization; Etc.

            (a)   Each of Aprion and its subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of Aprion and its subsidiaries has all requisite corporate power and authority to own and use its assets and conduct its business as currently conducted.

            (b)   Neither Aprion nor its subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other than its own name.

            (c)   Each of Aprion and its subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Aprion or on its ability to consummate the Share Exchange and the other transactions contemplated by this Agreement.

            (d)   Part 4.1(d) of the Aprion Disclosure Schedule accurately sets forth (i) the names of the members of Aprion’s board of directors, (ii) the names of the members of each committee of Aprion’s board of directors, and (iii) the names and titles of Aprion’s officers.

            (e)   Except for Aprion’s subsidiaries listed in Part 4.1(e) of the Aprion Disclosure Schedule, neither Aprion nor its subsidiaries own any interest in any Entity and none of them has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither Aprion nor its subsidiaries has agreed, or is obligated, to make any future investment in or capital contribution to any Entity. Neither Aprion nor its subsidiaries has guaranteed or is responsible or liable for any obligation of any of the Entities in which they own or have owned any equity interest.

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            (f)   Aprion beneficially owns all of the issued and outstanding share capital of the subsidiaries listed in Part 4.1(e) of the Aprion Disclosure Schedule, and no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of these subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing. All the rights with respect to the share capital held by Aprion in these subsidiaries are free and clear of Encumbrances.

            4.2   Charter Documents; Records. Aprion has delivered to Seller accurate and complete copies of: (1) the Memorandum of Association and Articles of Association of Aprion, including all amendments thereto and (2) the share capital records of Aprion. There has not been any violation of any of the material provisions of Aprion’s or its subsidiaries Articles of Association, Memorandum of Association or other formation documents as applicable. The books of account, stock records, minute books and other records of Aprion and its subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable law.

            4.3   Capitalization; Valid Issuance.

            (a)   The registered share capital of Aprion as of the date hereof is NIS 600,000 divided into (a) 41,699,327 Ordinary Shares, nominal value NIS 0.01 per share (the “Aprion Ordinary Shares”), of which 445,359 are issued and outstanding; (b) 6,346,205 Series A Preferred Shares, nominal value NIS 0.01 per share (the “Series A Preferred Shares”), all of which are issued and outstanding; (c) 8,700,003 Series B Preferred Shares, nominal value NIS 0.01 per share (the “Series B Preferred Shares”), of which 7,821,148 are issued and outstanding; (d) 1,250,000 Series B1 Preferred Shares, nominal value NIS 0.01 per share (the “Series B1 Preferred Shares”), of which 1,246,758 are issued and outstanding; and (e) 2,004,465 Series C Preferred Shares, nominal value NIS 0.01 per share (the “Series C Preferred Shares”) , all of which are issued and outstanding (the Series A Preferred Shares, the Series B Preferred Shares, Series B1 Preferred Shares and the Series C Preferred Shares shall collectively be referred to as the “Preferred Shares”). Except for the transactions contemplated by this Agreement and as set forth in the pre-Closing capitalization table attached to Part 4.3(a) of the Aprion Disclosure Schedule, there is no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Aprion any share capital of Aprion, and there are not any contracts or binding commitments providing for the issuance of, or granting of rights to acquire, any share capital of Aprion or under which Aprion is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable .. The share options set forth in Part 4.3(a) of the Aprion Disclosure Schedule were duly authorized and validly granted to the Persons named therein, in accordance with Aprion’s share options plan(s) and applicable law, and Aprion has reserved sufficient number of Ordinary Shares for any exercise of such options.

            (b)   The Aprion Shares (and the Adjustment Shares, if any), when issued and allotted at the Closing in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights (except as specified in this Agreement (and will have the rights, preferences, privileges, and restrictions set forth in the Aprion’s Amended Articles (as defined in Section 6.1(b) below), and other than by action of Seller, upon their issuance will be free and clear of any Encumbrances or third party rights of any kind and

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duly registered in the name of Seller in Aprion’s register of members. The Aprion Ordinary Shares issuable upon conversion of the Aprion Shares (and the Adjustment Shares, if any) have been duly authorized and reserved for issuance by all necessary corporate action and, when issued and allotted in accordance with the terms of the Aprion’s Amended Articles, will be duly and validly issued, fully paid, non-assessable, and free of any preemptive rights (except as specified in this Agreement(, will have the rights, preferences, privileges and restrictions set forth in the Amended Articles, and other than by action of Seller, upon their issuance, will be free and clear of any Encumbrances or third party rights of any kind and duly registered in the name of Seller in Aprion’s register of members. Except as set forth in this Agreement, Aprion is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by Aprion of dividends, or any distribution by Aprion of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of Aprion’s securities.

            (c)   A true, correct and complete copy of the post-Closing capitalization table (including a complete and correct list of the shareholders of Aprion (including holders of any of the outstanding options, warrants or other rights to purchase securities of Aprion) immediately following the Closing and the number of shares and options owned thereby) is set forth in Part 4.3(c) of the Aprion Disclosure Schedule. The individuals and entities identified in Part 4.3(c) of the Aprion Disclosure Schedule as the shareholders of Aprion are the holders of record, and to Aprion’s best knowledge, the lawful owners, beneficially and of record, of all of the issued and outstanding shares of Aprion and of all rights thereto, and, to Aprion’s best knowledge, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and, except as set forth therein, none of the said individuals or entities owns any other stock, options or other rights to subscribe for, purchase or acquire any capital stock of Aprion from Aprion or, to Aprion’s best knowledge, from each other.

            4.4   Financial Statements.

            (a)   Aprion has delivered to Seller accurate and complete copies of the audited balance sheet of Aprion as of December 31, 2001 and the related audited statements of operations, statements of shareholders’ equity and statements of cash flows of Aprion for the year then ended, together with the notes thereto and the unqualified report and opinion of a recognized firm of independent certified accountants relating thereto and an approved draft of the unaudited reviewed financial statements of Aprion for the nine months ended September 30, 2002 (the “Aprion Balance Sheet Date”) (collectively, the “Aprion Financial Statements”).

            (b)   The Aprion Financial Statements present fairly the consolidated financial position of Aprion and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Aprion for the periods covered thereby. The Aprion Financial Statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods covered and comply with the requirements of all applicable regulations, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments.

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            (c)   All proper and necessary books of account and records have been maintained by Aprion, are in its possession and contain accurate information relating to all transactions to which Aprion and its subsidiaries have been a party.

            (d)   A complete list of Aprion’s and its subsidiaries’ borrowings and loan facilities as of the date hereof, is set forth in Part 4.4(d) of the Aprion Disclosure Schedule. Except as reflected or reserved against in the Aprion Financial Statements (including the notes thereto) or itemized in Part 4.4(d) of the Aprion Disclosure Schedule, there are no liabilities of, relating to or affecting Aprion, its subsidiaries or any of their assets or properties, other than liabilities incurred in the ordinary course of business consistent with past practice since the Aprion Balance Sheet Date or in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the business or condition of Aprion and its subsidiaries.

            4.5   Absence of Changes. Except (i) as contemplated by this Agreement, (ii) as set forth in Part 4.5 of the Aprion Disclosure Schedule or (iii) as specifically disclosed in the Aprion Financial Statements (including the notes thereto), since the Aprion Balance Sheet Date:

            (a)   there have been no changes, events, occurrences or developments which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Aprion;

            (b)   Neither Aprion nor its subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (c)   Neither Aprion nor its subsidiaries has sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (d)   Neither Aprion nor its subsidiaries has amended or waived any of its rights under, or permitted the acceleration of vesting under (except where such accelerated vesting would have been permitted under the terms of an existing agreement or option plan as of the Aprion Balance Sheet Date), (i)  any provision of any agreement or grant letter awarding or evidencing any outstanding share option, or (ii) any restricted stock purchase agreement;

            (e)   there has been no amendment to Aprion’s Articles of Association or Memorandum of Association, and neither Aprion nor its subsidiaries has effected or been a party to any Acquisition Transaction (as defined in Exhibit A), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f)   Neither Aprion nor its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

            (g)   Neither Aprion nor its subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract (as defined in Exhibit A) that is or would constitute a Material Agreement (as defined in Section 4.10(a)), or (ii) amended or

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prematurely terminated, or waived any material right or remedy under, any Material Agreement;

            (h)   Neither Aprion nor its subsidiaries has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except, in each case, for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Aprion’s or its subsidiaries past practices;

            (i)   Neither Aprion nor its subsidiaries has (i) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, or (ii) written off or written down, or made any determination to write off, write down or otherwise revalue, any other of its assets or properties, or changed any reserves or liabilities associated therewith;

            (j)   Neither Aprion nor its subsidiaries has made any pledge of any of Aprion’s or its subsidiaries’ material assets or otherwise permitted any of Aprion’s or its subsidiaries’ material assets to become subject to any Encumbrance;

            (k)   Neither Aprion nor its subsidiaries has (i) lent money to any Person, exceeding, in the aggregate, $10,000 (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money, exceeding, in the aggregate, $10,000;

            (l)   Neither Aprion nor its subsidiaries has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than in the ordinary course of business), or (iii) hired any new key employees;

            (m)   there has been no resignation or termination of employment of any officer of Aprion or its subsidiaries, key employee of Aprion or key employee (if material to Aprion’s subsidiaries) of Aprion’s subsidiaries;

            (n)   Neither Aprion nor its subsidiaries has changed any of its methods of accounting or accounting practices in any respect, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise);

            (o)   Neither Aprion nor its subsidiaries has failed to file any Tax Return or pay any Tax timely when due, made or changed any election with respect to any Tax (as defined in Exhibit A), entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes with any Governmental Body or otherwise;

            (p)   Neither Aprion nor its subsidiaries has licensed or transferred any Aprion Intellectual Property to any Person other than licenses granted in the ordinary course of business and consistent with Aprion’s and its subsidiaries past practices;

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            (q)   Neither Aprion nor its subsidiaries has failed to pay or otherwise satisfy any liabilities exceeding $50,000 in the aggregate, when due, except for liabilities set forth in Part 4.5 of the Aprion Disclosure Schedule which Aprion is disputing in good faith;

            (r)   Neither Aprion nor its subsidiaries has commenced or settled any Legal Proceeding (as defined in Exhibit A);

            (s)   Neither Aprion nor its subsidiaries has entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

            (t)   Neither Aprion nor its subsidiaries has agreed or committed to take any of the actions referred to in clauses “(b)” through “(s)” above.

            4.6   Properties and Assets. A true and complete report listing the groups of properties and assets of Aprion and its subsidiaries, and their value represented in accordance with U.S. GAAP is contained in Part 4.6 of the Aprion Disclosure Schedule . Each of Aprion and its subsidiaries has good and marketable title to its assets (and with respect to leases of assets, valid leasehold interests in such assets), including without limitation, those reflected in the Aprion Financial Statements, free and clear of any Encumbrance of whatsoever nature over or in the relevant property except for (i) Encumbrances for current Taxes not yet due and payable and (ii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. With respect to the assets that are leased, Each of Aprion and its subsidiaries is in compliance with all provisions of such leases in all material respects, such leases are valid, binding and enforceable against the lessor thereunder.

            4.7   Accounts Receivables. All existing accounts receivable of Aprion and its subsidiaries represent valid obligations of customers of Aprion and its subsidiaries arising from bona fide transactions entered into in the ordinary course of business.

            4.8   Equipment; Leasehold.

            (a)   All material items of equipment and other tangible assets owned by or leased to Aprion and its subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Aprion’s and its subsidiaries’ business in the manner in which such business is currently being conducted.

            (b)   Neither Aprion nor its subsidiaries own any real property or any interest in real property, except as set forth in Part 4.8(b) of the Aprion Disclosure Schedule.

            4.9   Intellectual Property and Other Intangible Assets.

            (a)   Except as specifically set forth in Part 4.9(a) of the Aprion Disclosure Schedule, (i) Aprion and its subsidiaries own all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of all claims and Encumbrances, Aprion Intellectual Property, (ii) the use of Aprion Intellectual Property in Aprion’s and its subsidiaries’ business as currently conducted or as proposed to be conducted does not, to Aprion’s best

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knowledge, violate, infringe, interfere with or constitute an appropriation of any Intellectual Property or other right, lien or claim of any other Person, including without limitation of its present or former employees or the former employers of all such persons and (iii) Aprion and its subsidiaries are not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

            (b)   Any and all Aprion Intellectual Property of any kind which has been developed or is currently being developed by Aprion, its subsidiaries or any employees thereof is the property solely of Aprion or its subsidiaries. Aprion and its subsidiaries have taken security measures to protect the secrecy, confidentiality and value of all Aprion Intellectual Property, which measures are reasonable and customary in the industry in which they operates. Each current or former employee or consultant of Aprion and its subsidiaries who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed Aprion Intellectual Property, or who has knowledge of or access to information about Aprion Intellectual Property, has entered into a written agreement and/or instrument with Aprion or its subsidiaries regarding ownership and treatment of the Intellectual Property (including with respect to confidentiality, assignment of inventions and non-compete undertakings) in the forms provided to Seller. For purposes of this subsection, the term “former” means for the last three (3) years starting on the date hereof.

            (c)   Neither Aprion or its subsidiaries nor, to the best knowledge of Aprion, any of their respective directors, officers or employees, has received any claim, notice or other communication (written, oral or otherwise) alleging, or has any other reason to believe, that Aprion or its subsidiaries has violated or by conducting its business as currently conducted or as proposed to be conducted, would violate, infringe, interfere with or constitute an appropriation of any Intellectual Property or other rights of any other Person. Neither Aprion or its subsidiaries nor, to the best knowledge of Aprion, any of their respective directors, officers or employees, has received notice in the past four years nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of Aprion Intellectual Property, or of any facts, or assertion of any facts, which would render any of Aprion Intellectual Property invalid or unenforceable.

            (d)   To the best knowledge of Aprion, none of Aprion and its subsidiaries employees, officers or directors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of Aprion or its subsidiaries or that would conflict with Aprion’s or its subsidiaries’ business as conducted and as proposed to be conducted. It is not, and, to the best of Aprion’s knowledge, will not in connection with Aprion’s or its subsidiaries’ business (as currently conducted or proposed to be conducted) become, necessary to utilize any inventions, and specifically, inventions covered by patents or patent applications, of any of Aprion’s or its subsidiaries employees (or people Aprion or its subsidiaries currently intends to hire) made prior to their employment by Aprion or its subsidiaries, as the case may be, other than those that have been assigned to Aprion or its subsidiaries pursuant to valid and legally binding instruments of assignment.

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            (e)   Aprion Intellectual Property constitutes all of the Intellectual Property necessary to enable Aprion and its subsidiaries to conduct their business in the manner in which such business is being conducted. Except as specifically set forth in Part 4.9(e) of the Aprion Disclosure Schedule neither Aprion nor its subsidiaries has licensed, or is under any obligation to license, any of Aprion Intellectual Property to any Person, nor has Aprion or its subsidiaries entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Aprion Intellectual Property or to transact business in any market or geographical area or with any Person.

            4.10   Agreements.

            (a)   All the material agreements to which Aprion or its subsidiaries are a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “Aprion Material Agreements”) are listed in Part 4.10(a) of the Aprion Disclosure Schedule. Without limitation, any Contract involving any of the following shall be deemed to be an “Aprion Material Agreement”: (i) an Acquisition Transaction; (ii) the acquisition or disposition of any direct or indirect equity or other interest of Aprion or its subsidiaries in any other Entity; (iii) any strategic alliance, joint venture, joint development or joint marketing arrangement between Aprion or its subsidiaries and any other Person; (iv) any distributor, sales, advertising, agency or manufacturer’s representative arrangement involving Aprion or its subsidiaries; (v) the purchase of materials, supplies, equipment or services by or from Aprion or its subsidiaries involving more than $100,000 over the life of the agreement; (vi) the license, use, purchase or other acquisition or disposition of any Intellectual Property by Aprion or its subsidiaries from or to any other Person (excluding “shrink wrap” agreements for off-the-shelf software); (vii) any agreement that expires or may be renewed at the option of any Person other than Aprion or its subsidiaries so as to expire more than twelve months after the date of this Agreement; (viii) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money (other than travel advances to employees made in the ordinary course of business), any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with Israeli or U.S. GAAP; (ix) any contract for capital expenditures by Aprion in excess of $100,000 over the life of the agreement; (x) any lease by Aprion of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $75,000; (xi) any employment, consulting, advisory or similar services agreement involving the payments by Aprion of more than $75,000 per year; (xii) any material non-disclosure, confidentiality, assignment of invention, work for hire or similar agreement between Aprion and any other Person ( except for employees in their capacity as such); (xiii) any contract with any Person with whom Aprion does not deal at arm’s length; or (xiv) any material guarantee, support, indemnification, assumption or endorsement by Aprion or its subsidiaries of, or any similar material commitment by Aprion with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

            (b)   Each Aprion Material Agreement is in full force and effect, and is enforceable by Aprion or its subsidiaries in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Aprion has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Aprion Material Agreements and neither Aprion nor its subsidiaries has received any notice of any intention to terminate any such agreement.

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            (c)   Aprion or its subsidiaries and, to the best knowledge of Aprion, all other parties to such Aprion Material Agreements, have performed in all material respects all of their obligations under the Aprion Material Agreements.

            (d)   There are no agreements, promises or understandings in force restricting the competitive freedom of Aprion or its subsidiaries to engage in any line of business or to compete with any other Person, or otherwise to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit (including any “most favored nations” clauses in any such Contracts).

            (e)   Aprion has delivered to Seller accurate and complete copies of all written Aprion Material Agreements identified in Part 4.10(a) of the Aprion Disclosure Schedule, including all amendments thereto. Part 4.10(a) of the Aprion Disclosure Schedule provides an accurate description of the terms of each Aprion Material Agreement that is not in written form, if any.

            (f)   (i)   Neither Aprion nor its subsidiaries has violated or breached, or committed any default under, any Aprion Material Agreement, and, to Aprion’s best knowledge, no other Person has violated or breached, or committed any default under, any Aprion Material Agreement;

              (ii)   to Aprion’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Aprion Material Agreement, (B) give any Person the right to declare a default or exercise any remedy under any Aprion Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any Aprion Material Agreement, or (D) give any Person the right to cancel, terminate or modify any Aprion Material Agreement;

              (iii)   Neither Aprion nor its subsidiaries has received any notice or other communication, or otherwise has knowledge, regarding any actual or possible violation or breach of, or default under, any Aprion Material Agreement and no party to any of the Aprion Material Agreements has made a claim of which Aprion is aware to the effect that Aprion has failed to perform an obligation thereunder; and

              (iv)   Neither Aprion nor its subsidiaries has waived any of its rights under any Aprion Material Agreement.

            (g)   No Person is renegotiating, or has a right pursuant to the terms of any Aprion Material Agreement to renegotiate, any amount paid or payable to Aprion under any Aprion Material Agreement or any other material term or provision of any Material Agreement.

            (h)   The Aprion Material Agreements identified in Part 4.10(a) of the Aprion Disclosure Schedule collectively constitute all of the Contracts (other than the Aprion Intellectual Property and the Aprion Employees) necessary to enable Aprion to conduct its business in the manner in which its business is currently being conducted.

            (i)   Part 4.10(i) of Aprion Disclosure Schedule contains a true, correct and complete copy of Aprion and its subsidiaries standard warranty or warranties for sales of their products or services rendered and, except as stated therein, there are no (i) warranties, commitments or

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obligations with respect to the return, repair, or replacement of products, (ii) commitments or undertakings by Aprion or its subsidiaries to refund all or part of the amount paid to them in respect of such products or services or (iii) provisions for extended warranty period. There are no defects in such products, of which Aprion is aware, that would materially and adversely affect, in the short term and for the life of the product, their performance or create an unusual risk of injury to property. The products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect in all material respects (as applicable to the manner in which its business is currently conducted), and have received all governmental approvals necessary to allow their sale and use.

            4.11   Capital Expenditure and Commitments. Except as disclosed in the Aprion Financial Statements (including the notes thereto):

            (a)   Aprion (including its subsidiaries) has not made or undertaken to make any material capital commitment, expenditure or purchase in excess of $150,000.

            (b)   Neither Aprion nor its subsidiaries is a party to any material hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by Aprion or its subsidiaries.

            (c)   Neither Aprion nor its subsidiaries has given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, except in its ordinary course of business, and to the best of its knowledge, no individual or entity has given any guaranty of or security for any of Aprion’s or its subsidiaries obligations.

            (d)   There are in force no powers of attorney given by Aprion or its subsidiaries (other than powers of attorney granted to legal counsel solely for the purposes of representing Aprion in legal proceedings) with respect to any asset or business of Aprion or its subsidiaries, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit Aprion or its subsidiaries to any obligation not in the ordinary course of Aprion’s business.

            4.12   Compliance with Legal Requirements.

            (a)   Aprion and its subsidiaries, to the best of Aprion’s knowledge, has carried on their business and affairs in accordance with all applicable laws (including Environmental Laws) and regulations and in accordance with its corporate documents and there is no material violation or material default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency, and Aprion (including its subsidiaries) has been granted and there are now in force all material approvals, consents and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on (except for such approvals, consents and licenses of which Aprion’s or its subsidiaries failure to obtain has not had a Material Adverse Effect on Aprion), and, to the best of Aprion’s knowledge, there are no circumstances which evidence or indicate that any such approvals, consents or licenses, to the extent material to Aprion’s and its subsidiaries’ business or assets, are likely to be suspended, canceled, revoked or not renewed.

            (b)   All documents required to be filed with or delivered to the Registrar of Companies in respect of Aprion have been properly filed or delivered in a timely manner.

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            4.13   Governmental Authorizations.

            (a)   Part 4.13(a) of the Aprion Disclosure Schedule identifies each material Governmental Authorization held by Aprion or its subsidiaries, and Aprion has delivered to Seller accurate and complete copies of all Governmental Authorizations identified in Part 4.13(a) of the Aprion Disclosure Schedule. The Governmental Authorizations identified in Part 4.13(a) of the Aprion Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Aprion to conduct its business in the manner in which it is currently being conducted except for such Governmental Authorizations which Aprion’s (or its subsidiaries) failure to obtain has not had a Material Adverse Effect on Aprion. Aprion (including its subsidiaries) is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 4.13(a) of the Aprion Disclosure Schedule. Aprion has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

            (b)   Part 4.13(b) of the Aprion Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to Aprion or its subsidiaries, including, without limitation, (i) Approved Enterprise status from the Investment Center and (ii) grants from the OCS (collectively, “Aprion Grants”). Aprion has made available to Seller, prior to the date hereof, complete and correct copies of all documents evidencing the Aprion Grants and of all letters of approval, and supplements thereto, granted to Aprion in connection therewith. Part 4.13(b) of the Aprion Disclosure Schedule details the aggregate amounts of each Aprion Grant, and the aggregate outstanding obligations thereunder of Aprion with respect to royalties, and the outstanding amounts paid or to be paid by the OCS to Aprion (and by Aprion to the OCS) and the composition of such obligations or amount by the product or product family to which it relates. Aprion (including its subsidiaries) is in compliance, in all material respects, with the terms and conditions of the Aprion Grants and, except as disclosed in Part 4.13(b) of the Aprion Disclosure Schedule hereto, has duly fulfilled, in all material respects, all undertakings relating thereto.

            4.14   Tax Matters.

            (a)   Neither Aprion nor its subsidiaries is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or tax closing agreement.

            (b)   All Tax Returns required to have been filed by or with respect to Aprion or its subsidiaries have been duly filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects through the date thereof, and all information necessary to prepare and file Tax Returns in respect of subsequent periods is clearly available and accurately reflected in the books and records of Aprion and its subsidiaries. Each of Aprion and its subsidiaries has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief

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made, claimed by or afforded to it was made subject, under any Legal Requirement relating to Taxes. Neither Aprion nor its subsidiaries has settled or compromised any claim or assessment in respect of any Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes with any Governmental Body or otherwise.

            (c)   No Government Body has ever questioned Aprion’s or its subsidiaries treatment of any item or transaction relating to Taxes and to the best knowledge of Aprion, there are not any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Governmental Body in relation to Aprion’s or its subsidiaries liability or accountability for Taxes, any claim made by Aprion or its subsidiaries, any relief, deduction, or allowance afforded to it, or in relation to the status or character of Aprion or any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

            4.15   Employees.

            (a)   The name and position of all officers, employees of Aprion and its subsidiaries (each, an “Aprion Employee”) and the general terms of their employment (salary, special benefits) were disclosed in writing to Seller or one of its representatives. Aprion has provided Seller with either a copy of the agreements between Aprion or its subsidiaries and each Aprion Employee or a full and accurate description of the terms of employment or retention of each Aprion Employee, and all Benefits payable or which Aprion or its subsidiaries is bound to provide (whether now or in the future) to each Aprion Employee.

            (b)   The name and employment commencement date of all employment agencies’ employees engaged by Aprion in Israel and the general terms of their employment (salary and any other benefits) were disclosed in writing to Seller.

            (c)   No key Aprion Employee has been dismissed in the six-month period ending on the date hereof or has given notice of termination of his employment.

            (d)   True and complete copies of the employment agreements (with their names redacted) of each of the officers and key employees and consultants of Aprion, and the form of agreements under which substantially all the other employees and consultants at the date hereof are engaged, have been provided to Seller.

            (e)   Subject to the provisions of any applicable law, there are no agreements, arrangements or customs (whether legally enforceable or not, and whether written or oral) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Aprion Employee or former Aprion Employee or for the benefit of the dependents of any such individual in operation at the date hereof.

            (f)   All the Benefits to which any Aprion Employee (including those employed through an employment agency) or former Aprion Employee is or may be entitled including, inter alia, severance pay, leave and health, have been paid or reserved for in the Aprion Financial Statements in accordance with U.S. GAAP or shall be reserved for prior to or at the Closing.

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            (g)   A complete and accurate list of all currently outstanding equity of Aprion or any Affiliate thereof issued to, and options to acquire any such equity currently held by, officers, directors, employees or consultants of Aprion, or their respective Affiliates or Family Members, indicating the number of shares covered, the name and title (or relationship) of the holder, the vesting schedule of each such option and all such shares and exercise prices therefore was disclosed to Seller. Except as set forth therein, Aprion does not operate any share incentive scheme, share option scheme, bonus scheme, benefit plan or profit sharing scheme for the benefit of any of its officers, directors, employees or consultants.

            (h)   Except as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Aprion Employee or director of Aprion (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (i)   Neither Aprion nor its subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees and none of its employees is covered by, or is entitled to benefits under, a collective bargaining contract. All of the Aprion Employees are “at will” employees (subject to statutory or contractual notice periods of termination); all consultants are terminable at will by Aprion or its subsidiaries within 60 days or less prior notice.

            (j)   Each of Aprion and its subsidiaries, to Aprion’s best knowledge, is in compliance in all material respects with all applicable Legal Requirements (as defined in Exhibit A) and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (k)   Aprion is not aware of any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Aprion or its subsidiaries; Aprion is not aware of any controversies, strikes, slowdowns or work stoppages pending or threatened between Aprion and its subsidiaries and any of their employees or consultants. To Aprion’s best knowledge, the consummation of any of the transactions contemplated hereby will not adversely affect Aprion’s or its subsidiaries labor relations. None of Aprion’s key employees or consultants has notified Aprion of any intention to terminate his or her employment or engagement therewith.

            4.16   Insurance.

            (a)   A list of Aprion’s insurance policies is contained in Part 4.16(a) of the Aprion Disclosure Schedule. Aprion has previously provided Seller with copies of, and full and accurate summaries of the coverage provided under, all such insurance policies.

            (b)   Aprion and its subsidiaries have insurance against the types of risks and losses (whether such occurred in the past or will occur in the future) usually insured against by companies carrying on the same or a similar business, and in amounts and with such coverage limits as are generally appropriate to such businesses. Without prejudice to the generality of the foregoing, the insurance policies of Aprion and its subsidiaries are all provided by a well-established and reputable insurer, are for the full replacement or reinstatement value of all of Aprion’s and its

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subsidiaries’ assets of an insurable nature, and insure Aprion and its subsidiaries against the risk of accident, damage, injury, third party loss (including product liability) and loss of profits.

            (c)   Neither Aprion nor its subsidiaries has done anything or suffered any damage which has rendered or might render any policies of insurance taken out by them void or voidable or which might result in an increase in premiums, and Aprion or its subsidiaries have complied with all conditions attached to such policies.

            (d)   There is no claim outstanding under any of such policies nor, to the best of Aprion’s knowledge, are there any circumstances likely to give rise to such a claim.

            4.17   Related Party Transactions. Except as set forth in Part 4.17 of the Aprion Disclosure Schedule, or as is expressly contemplated by this Agreement, to Aprion’s best knowledge: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Aprion or its subsidiaries; (b) no Related Party is, or has at any time been, indebted to Aprion or its subsidiaries; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Aprion Material Agreement, transaction or business dealing involving Aprion or its subsidiaries; (d) no Related Party is competing, or has at any time in the past three years competed, directly or indirectly, with Aprion or its subsidiaries; and (e) no Related Party has any claim or right against Aprion (other than rights under share options and rights to receive compensation for services performed as an Aprion Employee as set forth in Section 4.15).

            4.18   Legal Proceedings; Orders.

            (a)   There is no pending Legal Proceeding (or any Legal Proceeding subject to appeal) and, to Aprion’s best knowledge, no Person (including, for the avoidance of doubt, Aprion Employee) has overtly threatened to commence any Legal Proceeding: (i) that involves Aprion, its subsidiaries or any of the assets owned or used by them or that involves any Person whose liability Aprion or its subsidiaries has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Aprion’s best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commence ment of any such Legal Proceeding.

            (b)   There is no order, writ, injunction, judgment or decree (including any settlement of claim that has an ongoing monetary effect on Aprion or its subsidiaries) to which Aprion, or any of the assets owned or used by Aprion, is subject. To Aprion’s best knowledge, no officer or other Aprion Employee or director of Aprion is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Aprion Employee or director from engaging in or continuing any conduct, activity or practice relating to Aprion’s and its subsidiaries’ business.

            4.19   Authority. Aprion has the absolute and unrestricted right, power and authority to enter into and, subject to approval of Aprion’s shareholders in the requisite votes/classes (“Aprion Shareholders Approval”), to perform its obligations under this Agreement; and the execution, delivery and performance by Aprion of this Agreement have been duly authorized by all necessary corporate or organizational action on the part of Aprion (other than of the

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Aprion Shareholders Approval). This Agreement (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes the legal, valid and binding obligation of Aprion, enforceable against Aprion in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            4.20   Non-Contravention; Consents.

            (a)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, is required by or with respect to Aprion or its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) the consent of the Investment Center, (b) the notification to the OCS, (c) the Consent of the Commissioner of Restrictive Trade; (d) the consent of the Israel Discount Bank Ltd. to the Share Exchange as detailed in section 6.14 below and (e) the consents, approvals, orders, authorizations, registrations, declarations and filings that are set forth in Part 4.20(a) of the Aprion Disclosure Schedule where the failure to obtain such consent or approval, or make a filing, would reasonably be expected to have a Material Adverse Effect on Aprion or o n its ability to consummate the Share Exchange and the other transactions contemplated by this Agreement (the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the foregoing clauses (a) through (e) being referred to as the “Aprion Required Consents”).

            (b)   Except as set forth in Part 4.20(b) of the Aprion Disclosure Schedule, assuming the receipt of the Aprion Required Consents, neither the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of Aprion’s Articles of Association or Memorandum of Association; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or, if material, to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Aprion, any of its subsidiaries or any of the material assets owned or used by them, is subject; (iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Aprion or its subsidiaries or that otherwise relates to Aprion’s or its subsidiaries’ business or to any of the material assets owned or used by Aprion or its subsidiaries; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Aprion Material Agreement that is or would constitute a Aprion Material Agreement, or give any Person the right to (a) declare a default or exercise any remedy under any such Aprion Material Agreement, (b) accelerate the maturity or performance of any such Aprion Material Agreement, or (c) cancel, terminate or modify any such Aprion Material Agreement; or (v) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Aprion or its subsidiaries.

            4.21   No Conflicting Interest. Aprion is not aware that any director, key Employee or Related Party of Aprion or its subsidiaries has any interest in any corporation, partnership, or

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other entity that is engaged in a business which is in competition with that of Aprion or its subsidiaries, is a supplier or customer of Aprion or its subsidiaries, or is a party to any contract which may have any effect on the business of Aprion or its subsidiaries.

            4.22   Brokers. No broker, finder or investment banker, for which Aprion may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Aprion, its subsidiaries or any of their directors, officers, employees or agents.

            4.23   Full Disclosure. Neither this Agreement (including the Aprion Disclosure Schedule) nor any certificates made by Aprion and delivered to Seller in connection herewith (i) contains any representation, warranty or information made or provided by Aprion that is false or misleading with respect to any material fact, or (ii) omits to state any material fact, of which Aprion or is aware, that is necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            As used in this Section 4, unless the context otherwise requires, the expression “material,” “material to Aprion’s bussiness,” “material to Aprion’s subsidiaries” or similar language shall mean material to Aprion and its subsidiaries (taken as a whole). Seller acknowledges and agrees that Aprion does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 4.

SECTION 5. CERTAIN COVENANTS OF THE PARTIES

            5.1   Operation of Business. (i) with respect to Scitex Vision, other than as contemplated hereunder, in Schedule 5.1A attached hereto or with the prior written consent of Aprion, such consent not to be unreasonably withheld or delayed, and (ii) with respect to Aprion, other than as contemplated hereunder, in Schedule 5.1B attached hereto or with the prior written consent of Seller, such consent not to be unreasonably withheld or delayed, as the case may be, during the Pre-Closing Period:

            (a)   Scitex Vision or Aprion, as applicable, shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

            (b)   Scitex Vision or Aprion, as applicable, shall use its reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and consultants, and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees, consultants and other Persons having business relationships with Scitex Vision or Aprion, as applicable;

            (c)   Scitex Vision or Aprion, as applicable, shall keep in full force all insurance policies referred to in Part 2.16(a) or Part 4.16(a) of their respective Disclosure Schedules;

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            (d)    Scitex Vision or Aprion, as applicable, shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

            (e)   Scitex Vision or Aprion, as applicable, shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (f)   Scitex Vision or Aprion, as applicable, shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any share or option plan, (ii) any provision of any agreement evidencing any outstanding Option, or (iii) any provision of any restricted stock purchase agreement;

            (g)   Scitex Vision or Aprion, as applicable, shall not amend or permit the adoption of any amendment to the Articles of Association or Memorandum of Association of Scitex Vision or Aprion, as applicable, or effect or permit Scitex Vision or Aprion, as applicable, to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (h)   Scitex Vision or Aprion, as applicable, shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (i)   Scitex Vision or Aprion, as applicable, shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Scitex Vision or Aprion, as applicable, during the Pre-Closing Period, do not exceed, (i) with respect to Scitex Vision, $100,000 per month and (ii) with respect to Aprion, $50,000 per month;

            (j)   Scitex Vision or Aprion, as applicable, shall not, other than in the ordinary course of business, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a SV Material Agreement or Aprion Material Agreement, as applicable, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

            (k)   Scitex Vision or Aprion, as applicable, shall not (i) acquire, lease or license any right or other asset from any other Person, except for rights or other assets acquired, leased or licensed in the ordinary course of business, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, except for rights or other assets disposed of, leased or licensed in the ordinary course of business, or (iii) waive or relinquish any right;

            (l)   Scitex Vision or Aprion, as applicable, shall not (i) lend money to any Person or Persons that exceed, in the aggregate, $10,000 (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money in amounts that exceed, in the aggregate, $10,000;

            (m)   Scitex Vision or Aprion, as applicable, shall not (i) establish, adopt or amend any employee benefit plan or arrangement, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of

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its directors, officers, employees or consultants, or make any arrangement with regard to any of the foregoing (iii)  amend or prematurely terminate any of the existing agreements with any employees or consultants, or (iv) enter into any arrangement with securityholders;

            (n)   Unless required by applicable law (evidenced by a letter from such party’s independent certified accountants to that effect) Scitex Vision or Aprion, as applicable, shall not change any of its methods of accounting or accounting practices in any material respect, or alter its practices with respect to the collection of receivables or payment of payables;

            (o)   Scitex Vision or Aprion, as applicable, shall not make any material Tax election;

            (p)   Scitex Vision or Aprion, as applicable, shall not commence or settle any material Legal Proceeding;

            (q)   Scitex Vision or Aprion, as applicable, shall not enter into any transaction or relationship with any Related Party; and

            (r)    Scitex Vision or Aprion, as applicable, shall not agree or commit to take any of the actions described in clauses ” (e)” through “(q)” above.

            5.2   Access and Investigation. During the Pre-Closing Period: (A) Scitex Vision shall, and shall cause its Representatives to, subject to the Confidentiality Agreement (as defined below): (a) upon reasonable advance notice (including telephonic notification 12 hours in advance), provide Aprion and its Representatives, during normal business hours, with reasonable access to Scitex Vision’s Representatives and to its personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Scitex Vision; and (b) provide Aprion or its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Scitex Vision, and with such additional financial, operating and other data and information regarding Scitex Vision, as Aprion may reasonably request and Scitex Vision shall cooperate with Aprion with regard to arranging meetings with key customers, if any, and other third parties, as Aprion may reasonably request and (B) Aprion shall, and shall cause its Representatives to, subject to the Confidentiality Agreement: (a) upon reasonable advance notice (including telephonic notification 12 hours in advance), provide Seller and its Representatives, during normal business hours, with reasonable access to Aprion’s Representatives and to its personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Aprion; and (b) provide Seller or its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Aprion, and with such additional financial, operating and other data and information regarding Aprion, as Seller may reasonably request, and Aprion shall cooperate with Seller with regard to arranging meetings w ith key customers, if any, and other third parties, as Seller may reasonably request.

            5.3   Use of the Investment. During the Pre-Closing Period, Scitex Vision shall not use any of the proceeds of the Investment (as defined in Section 6.8(a) below) and shall not agree or commit to make any use of such proceeds (whether the Investment shall be prior to or at the Closing).

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SECTION 6. ADDITIONAL AGREEMENTS OF THE PARTIES.

            6.1   Filings and Consents.

            (a)   Filings; Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (i) Scitex Vision and Seller shall be responsible for making all filings with and obtaining all such Consents (if any) required to be obtained from parties to Contracts by which Scitex Vision, Seller or their respective properties or assets are bound, (ii) the par ties shall cooperate in the making of all filings with Governmental Bodies pursuant to Legal Requirements applicable to the parties or their respective businesses or properties, and (iii) Aprion shall be responsible for making all filings with and obtaining all such Consents (if any) required to be obtained from parties to Contracts by which Aprion or its properties or assets are bound; provided further, that the parties shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith.

            Each party to this Agreement shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period. Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign Governmental Body in connection with this Agreement and the transactions contemplated hereby.

            (b)   Shareholders Meetings. Each of Seller, Scitex Vision and Aprion shall call and hold a meeting of their respective shareholders as promptly as practicable after the date hereof for the purpose, among others, of (i) with respect to Seller, voting on the Seller Shareholders’ Approval (the “Seller Shareholders’ Meeting”), (ii) with respect to Scitex Vision, voting on the approval of this Agreement and (iii) with respect to Aprion, voting on the (x) approval of this Agreement, (y) the amendment of Aprion’s Articles of Association, which shall be in the form of Exhibit C hereto (“Aprion’s Amended Articles”), (z) change of Aprion name to Scitex Vision Ltd. or such other name as shall be mutually agreed in writing between Seller and Aprion.

            6.2   Public Announcements. During the Pre-Closing Period, (a) neither Scitex Vision nor Seller or Representatives thereof shall issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Aprion’s prior written consent, and (b) Aprion shall not (and Aprion shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Seller’s prior written consent. Notwithstanding the provisions of the preceding sentence, Seller or any Affiliate or shareholder of Aprion whose shares are publicly traded shall be permitted to issue any press release or make any public statement as is required by or (in its reasonable judgment) advisable in connection with any Legal Requirement, including, without limitation, Nasdaq rules. Each of Aprion, Scitex Vision and Seller acknowledge that certain of

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the proceedings required to obtain consents to or approvals of the Transactions from Governmental Bodies are public, and consent to the filings and disclosures required du ring the Pre-Closing Period pursuant to Section 6.1 hereof notwithstanding anything to the contrary in this Section 6.2. To the extent inconsistent with the provisions of this Section 6.2, the Confidentiality/Non-Disclosure Agreement dated November 4, 2002 between Seller, Scitex Vision and Aprion (the “Confidentiality Agreement”) is expressly superseded hereby and shall be deemed amended to conform hereto.

            6.3   Reasonable Best Efforts. During the Pre-Closing Period, (a) Scitex Vision shall use its reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Aprion shall use its reasonable best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

            6.4   SV Employee Options.

            (a)   At the Closing and subject thereto, Aprion shall assume Scitex Vision’s undertakings with respect to the grant of options to the SV Employees and shall reserve 13,179,544 Aprion Ordinary Shares (including 2,001,137 Aprion Ordinary Shares previously reserved for outstanding options), representing approximately 8.8% of the outstanding share capital of Aprion on a fully-diluted and as converted basis, post-Closing (assuming an adjustment reserve of 4,000,000 shares) (the “Aprion Option Pool”), for the purpose of granting options to Aprion and SV Employees (including their respective subsidiaries). Out of the Aprion Option Pool, a number of Aprion Ordinary Shares representing, immediately following the Closing, approximately 66.67%, but not less than 50.00%, of the Aprion Option Pool, shall be reserved for the purpose of granting options to SV Employees pursuant to the appropriate Aprion Share Option Plan (the “SV Option Pool”). The parties recognize that the size of the SV Option Pool (and the number of Aprion Ordinary Shares reserved thereunder) is based on the Consideration to be received by Seller at the Closing and therefore, shall be adjusted pursuant to Section 1.2(b), mutatis mutandis.

            (b)   As promptly as practicable following the Closing, and in either event, within 90 days thereafter (unless Aprion’s Board of Directors determines to extend such period), Aprion shall grant options to the SV Employees, exercisable into that number of Aprion’s Ordinary Shares reflecting the SV Option Pool, subject to the terms of the appropriate Aprion Share Option Plan (other than quantity, duration, vesting and other terms to be determined by the Board of Directors of Aprion or (subject to the Companies Law) an appropriate committee thereof, which, in doing so, shall give effect to, among other things, the seniority and tenure of such SV Employee).

            6.5   Tax Liability. Each party shall be solely responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

            6.6   Notification. During the Pre-Closing Period, Scitex Vision and Seller shall promptly notify Aprion, and Aprion shall promptly notify Scitex Vision and Seller, in writing of the discovery of any of the following:

            (a)   any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement in any material respects;

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            (b)   any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement in any material respects;

            (c)   any breach of any material covenant or obligation of the relevant party; and

            (d)   any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 (in the case of Scitex Vision and Seller) or Section 8 (in the case of Aprion) impossible or unlikely.

            6.7   Registration Rights. Aprion hereby grants to Seller, as of the Closing, and Seller shall have, with respect to the Aprion Shares, the same registration rights and privileges as the holders of the Preferred A Shares of Aprion and the Aprion Shares shall be deemed “Registrable Securities”, as such term is currently defined in the Registration Rights Agreement, dated September 23, 1999, as amended.

            6.8   Financing of Scitex Vision by Seller. Until the Closing, Seller shall inject a sum of $15 million into Scitex Vision, which investment shall be recorded as receipt on account of share capital in the financial statements of Scitex Vision. Seller and Scitex Vision acknowledge that all rights of Seller with respect to the aforesaid investment, if any, are fully reflected in the SV Shares, and for the avoidance of doubt such rights and any other rights of the same kind of Seller in Scitex Vision are deemed to be part of the SV Securities.

            6.9   Bank Hapoalim Guarantee. Subject to Section 6.14 below, Seller shall use its reasonable commercial efforts to maintain the $2 million guarantee provided by Seller to Bank Hapoalim B.M. for the purpose of securing the obligations of Scitex Vision pursuant to that certain Loan Agreement, dated April 5, 2002, by and between Bank Hapoalim B.M. and Scitex Vision (the “Loan Agreement”), until such time at which the outstanding loan under the Loan Agreement, and any accrued interest thereon, has been repaid in full.

            6.10   Officers of Aprion. The President, the Chief Executive Officer and other executive officers of Aprion shall be appointed by Aprion’s Board of Directors as promptly as practicable following the Closing. Such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            6.11   Board of Directors of Aprion and Scitex Vision.

            (a)   From and after the Closing Date, until duly changed in compliance with the Aprion Amended Articles, the Board of Directors of Aprion shall consist of up to seven members, to be elected pursuant to Aprion’s Amended Articles. The initial directors shall be the individuals set forth in Exhibit D hereto. At the Closing, all current directors of Aprion (not otherwise listed in Exhibit D) (the “Aprion Directors”) shall resign from such incumbency effective as of the Closing.

            (b)   From and after the Closing Date, until duly replaced in compliance with the Articles of Association of Scitex Vision, the initial members of the Board of Directors of Scitex Vision shall be Dov Ofer, the CEO of Aprion, and such other officers of Aprion as may be determined from time to time by Aprion’s Board of Directors at the

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recommendation of the CEO of Aprion. At the Closing, all current directors of Scitex Vision (other than Dov Ofer) (the “SV Directors”) shall resign from such incumbency effective as of the Closing.

            6.12   Rights of Aprion Shares. The Aprion Shares and the Adjustment Shares (if any) will have all the liquidation rights and preferences set forth in Article 8 of the Aprion’s Amended Articles attached as Exhibit C hereto. For purposes of Article 8.3 and for avoidance of doubt and without derogating from Article 12 of the Aprion’s Amended Articles, the Preferred B1 Shares of Aprion shall be deemed to be Preferred B Shares. In the event of a conflict between the terms and conditions of this Section 6.12 and the terms and conditions of the Articles of Association of Aprion, the terms of this Agreement shall govern, supersede and prevail.

            6.13   Trademark License Agreement. Without derogating from the provisions of Section 7.3(f) below, as promptly as practicable after the date hereof, Aprion and Seller shall endeavor to enter with Scitex Digital Printing Inc., Seller's wholly-owned subsidiary ("SDP"), into a Trademark License Agreement in form and substance reasonably satisfactory to Seller and Aprion with respect to the non-exclusive use of Seller's name and logo by Aprion and its subsidiaries (including Scitex Vision) in their businesses, for no consideration by Aprion; provided that each of Aprion and SDP shall be each liable for 50%of the costs and expenses associated with maintaining such trademarks and/or tradenames; except for maintenance costs and expenses in certain specified cases, to be set forth in the Trademark License Agreement, which shall be borne fully by either Aprion or SDP as agreed upon in the Trademark License Agreement).

            6.14   Post-Closing and Restrictive Trade Consents.

            (a)    Aprion shall use its reasonable best efforts to obtain the Consent of the Israel Discount Bank Ltd. to the Share Exchange (including waiver of any repayment or acceleration of payments) pursuant to the Credit Agreement dated September 4, 2002 and any ancillary documents thereto (including the debentures and warrant issued in connection therewith) (“Aprion Bank Consent”) as promptly as practicable following the Closing. Scitex Vision shall use its reasonable best efforts to obtain the Consents of Bank Hapoalim Ltd. and the Israel Discount Bank Ltd. to the Share Exchange pursuant to its undertakings with such banks dated October 2, 2000 and October 30, 2000, respectively (“SV Bank Consents”) as promptly as practicable following the Closing.

            (b)    The parties acknowledge and agree, that the letter from the Commissioner of Restrictive Trade Practices attached as Exhibit 6.14 hereto constitutes the Consent of the Commissioner of the Restrictive Trade referred to in Sections 2.20(a) and 4.20(a) above.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APRION.

            The obligations of Aprion to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions any or all of which may be waived in writing by Aprion:

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            7.1   Accuracy of Representations. Each of the representations and warranties made by Scitex Vision and Seller, as applicable, in this Agreement shall have been complete and accurate as of the date of this Agreement, and shall have been complete and accurate in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) as of the Closing Date as if made on the Closing Date.

            7.2   Performance of Covenants. All of the covenants and obligations that Scitex Vision and/or Seller are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            7.3   Consents. The following Consents shall have been obtained in a form reasonably satisfactory to Aprion and its counsel, and shall be in full force and effect:

            (a)   all SV Required Consents (except for the SV Bank Consents) required to be obtained by Scitex Vision prior to the Closing Date in connection with the transactions contemplated by this Agreement;

            (b)   the approval of the Share Exchange by shareholders of Scitex Vision;

            (c)   the Aprion Shareholders Approval;

            (d)   the Seller’s Shareholders Approval;

            (e)   Seller’s acknowledgment that it has not made any demand for payment from Scitex Vision pursuant to Section 5 of the letter agreement dated September 27, 2000 (the “Trademark Agreement”), with respect to the use of Seller’s name and/or logo by Scitex Vision and termination of the Trademark Agreement; and

            (f)   the Consent (in principle) of the Investment Center.

            7.4   Delivery of Documents. Aprion shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a)   the legal opinion of Goldfarb, Levy, Eran & Co., in form and substance reasonably satisfactory to Aprion, addressed to Aprion, and dated as of the Closing Date;

            (b)   a certificate executed by the Chief Executive Officer and Chief Financial Officer of Scitex Vision which both certifies that the conditions relating to Scitex Vision set forth in Sections 7.1, 7.2, 7.3(a) and 7.3(b) have been duly satisfied and that the resolutions of Scitex Vision’s Board of Directors and shareholders substantially in the forms attached as Exhibits E-1 and E-2 hereto have been duly obtained;

            (c)   a certificate executed by an officer of Seller certifying that the conditions relating to Seller set forth in Sections 7.1, 7.2 and 7.3(d) have been duly satisfied on the part of Seller;

            (d)   certificate(s) representing the SV Securities accompanied by duly executed share transfer deed;

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            (e)   the executed written opinion of Singer & Even, the financial advisor to Aprion, Scitex Vision and Seller, addressed to the respective Boards of Directors of the parties, to the effect that, as of the date of such opinion, the consideration to be received in the Share Exchange by the respective shareholders of Aprion and Scitex Vision is fair, from a financial point of view, to such holders (the “Fairness Opinion”);

            (f)   the First Amendment to the Amended and Restated Share Purchase and Shareholders Agreement in the form attached as Exhibit F hereto (the “Amendment to Shareholders Agreement”) duly signed by the Seller; and

            (g)   duly executed letters by the SV Directors in accordance with Section 6.11(b) hereof.

            7.5   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

            7.6   No Legal Proceedings. No Person shall have commenced or taken substantial steps towards any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Aprion of any material right pertaining to its ownership of shares of Scitex Vision.

            7.7   Due Diligence Review. Aprion’s legal, accounting and business due diligence review of Scitex Vision shall have been completed to the full satisfaction of Aprion.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SCITEX VISION.

            The obligations of Seller and Scitex Vision to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions any or all of which may be waived in writing by Seller:

            8.1   Accuracy of Representations. Each of the representations and warranties made by Aprion in this Agreement shall have been accurate as of the date of this Agreement, and shall be complete and accurate in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) as of the Closing Date as if made on the Closing Date.

            8.2   Performance of Covenants. All of the covenants and obligations that Aprion is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            8.3   Consents. The following Consents shall have been obtained in a form reasonably satisfactory to Seller and its counsel, and shall be in full force and effect:

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            (a)   all Aprion Required Consents (except for the Aprion Bank Consent) required to be obtained by Aprion prior to the Closing Date in connection with the transactions contemplated by this Agreement;

             (b)   the Seller’s Shareholders Approval;

            (c)   the Aprion Shareholders Approval (in the requisite vote/classes); and

            (d)   the Consent (in principle) of the Investment Center.

            8.4   Delivery of Documents. Seller and Scitex Vision shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a)   validly executed share certificates covering Aprion Shares (and Adjustment Shares, if any), issued in the name of Seller and a duly executed copy of the share transfer register of Aprion showing that such Aprion Shares (and Adjustment Shares, if any) were registered therein;

            (b)   the legal opinion of Eitan, Pearl, Latzer & Cohen-Zedek, in form and substance reasonably satisfactory to Seller, addressed to Seller and dated as of the Closing Date; and

            (c)   a certificate executed by the Chief Executive Officer and Chief Financial Officer of Aprion which both certifies that the conditions relating to Aprion set forth in Sections 8.1, 8.2, 8.3(a) and 8.3(c) have been duly satisfied and that the resolutions of Aprion’s Board of Directors and shareholders substantially in the forms attached as Exhibit G-1 and G-2 hereto have been duly obtained (Aprion shall promptly notify the Israeli Registrar of Companies of all resolutions mentioned in this Section 8.4(c) promptly following the Closing and shall deliver a copy of such notice to Seller’s counsel);

            (d)   duly executed letters by the Aprion Directors in accordance with Section 6.11(a) hereof;

            (e)   the Fairness Opinion; and

            (f)    the Amendment to Shareholders Agreement duly executed by all parties thereto (other than the Seller).

            8.5   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within (30) days of enactment.

            8.6   No Legal Proceedings. No Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Aprion of any material right pertaining to its ownership of stock of Scitex Vision.

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            8.7   Due Diligence Review. Seller’s legal, accounting and business due diligence review of Aprion shall have been completed to the full satisfaction of Seller.

SECTION 9. TERMINATION.

            9.1   Termination Events. This Agreement may be terminated prior to the Closing:

            (a)   By either of Seller or Aprion if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (b)   by Seller if the Closing has not taken place on or before December 31, 2002 (other than as a result of the failure on the part of Seller or Scitex Vision to comply with or perform any covenant or obligation set forth in this Agreement); or

            (c)   by the mutual written consent of Aprion and Seller; or

            (d)   by Aprion, if (i) Scitex Vision or Seller shall breach any representation, warranty, obligation or agreement hereunder, including Seller’s obligations under Section 6.8 hereunder, such that the conditions referred to in Section 7.1 or Section 7.2 would not be satisfied and such breach shall not have been cured within seven (7) business days following written notice of such breach, provided that the right to terminate this Agreement by Aprion under this Section 9.1(d) shall not be available where Aprion is at that time in breach of this Agreement, or (ii) the Board of Directors of Scitex Vision or Seller shall have withdrawn or modified its recommendation of this Agreement or the Transactions in a manner adverse to Aprion or recommended, endorsed, accepted or agreed to an Acquisition Transaction or shall have resolved to do any of the foregoing; and

            (e)   by Seller, if (i) Aprion shall breach any representation, warranty, obligation or agreement hereunder such that the conditions referred to in Section 8.1 or Section 8.2 would not be satisfied and such breach shall not have been cured within seven (7) business days following written notice of such breach, provided that the right to terminate this Agreement by Seller under this Section 9.1(e) shall not be available where Seller or Scitex Vision is at that time in breach of this Agreement; or (ii) the Board of Directors of Aprion shall have withdrawn or modified its recommendation of this Agreement or the Transactions in a manner adverse to Aprion or recommended, endorsed, accepted or agreed to an Acquisition Transaction or shall have resolved to do any of the foregoing.

            9.2   Termination Procedures. If Aprion wishes to terminate this Agreement pursuant to Section 9.1(a), or Section 9.1(d), Aprion shall deliver to Seller and Scitex Vision a written notice stating that Aprion is terminating this Agreement and setting forth a brief description of the basis on which Aprion is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(e), Seller shall deliver to Aprion a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

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            9.3   Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither Scitex Vision nor Aprion nor Seller shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 (including the Confidentiality Agreement as set forth in Section 11.1); and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.2.

SECTION 10. INDEMNIFICATION, ETC.

            10.1   Survival of Representations, Etc.

            (a)   The representations and warranties made by Scitex Vision and Seller (including the representations and warranties set forth in Section 2 and 3 and the representations and warranties of such persons set forth in any closing certificate) are deemed to be made on the date of this Agreement and at the Closing, and shall survive the Closing and shall expire on the first anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Aprion Indemnitee delivers to Seller a written notice alleging the existence of an incompleteness of, inaccuracy in or a breach of any of the representations and warranties made by Scitex Vision or Seller (and setting forth in reasonable detail the basis for such Aprion Indemnitee’s belief that such an incompleteness, inaccuracy or breach may exist) and asserting a claim for recovery under this Section 10 based on such alleged incompleteness, inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved and provided, further, that with respect to the representations and warranties contained in Sections 2.3, 3.1 and 3.2, the Termination Date shall be the earlier of (i) expiration date of the applicable statute of limitations and (ii) closing of an IPO of Aprion.

            (b)   The representations, warranties, covenants and obligations of Scitex Vision and Seller, and the rights and remedies that may be exercised by Aprion Indemnitee, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of Aprion Indemnitees or any of their Representatives. Notwithstanding the foregoing, unless otherwise agreed in writing, the waiver of any Closing conditions by Aprion shall be deemed as waiver of the rights and/or remedies with respect to the subject matter of such waiver.

            (c)   The representations and warranties made by Aprion (including the representations and warranties set forth in Section 4 and the representations and warranties of Aprion set forth in any closing certificate) are deemed to be made on the date of this Agreement and at the Closing, and shall survive the Closing and shall expire on the Termination Date; provided, however, that if, at any time prior to the Termination Date, Seller delivers to Aprion a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Aprion (and setting forth in reasonable detail the basis for Seller’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under this Section 10 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved and provided, further, that with respect to the representations and warranties contained in Sections 4.3 and 4.19(a), the Termination Date shall be the earlier of (i) expiration date of the applicable statute of limitations and (ii) closing of an IPO of Aprion.

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            (d)   The representations, warranties, covenants and obligations of Aprion, and the rights and remedies that may be exercised by Seller, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Seller or any of its Representatives. Notwithstanding the foregoing, unless otherwise agreed in writing, the waiver of any Closing conditions by Seller shall be deemed as waiver of the rights and/or remedies with respect to the subject matter of such waiver.

            10.2   Indemnification.

            (a)   From and after the Closing Date (but subject to Section 10.1(a)), Aprion Indemnitees may seek indemnification from Seller, and Seller shall be obligated to pay, indemnification for any Damages (as defined in Exhibit A) that are directly or indirectly suffered or incurred by any of Aprion Indemnitees or to which any of them may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i)  any incompleteness of, inaccuracy in or breach of any representation or warranty by Scitex Vision or Seller set forth in Sections 2 or 3 or elsewhere in this Agreement, or in any closing certificate; (ii)  any failure to comply with, or breach of any covenant or obligation of Scitex Vision or Seller (including the covenants set forth i n Sections 5 and 6 of this Agreement) or any of Scitex Vision’s or Seller’s respective obligations pursuant to the transactions contemplated by this Agreement; or (iii) any Legal Proceeding relating to any incompleteness, inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by any Aprion Indemnitee for the purpose of enforcing any of its rights under this Section 10); provided, however, that (x) no Aprion Indemnitee shall be entitled to any such indemnification unless and until the Damages sought by all Aprion Indemnitees exceeds $250,000 in the aggregate, whereupon indemnification may be sought by Aprion to the full extent of all such Damages (including the first $250,000), and (y)  Seller shall not be obligated to pay indemnification in the aggregate in excess of U.S. $7,000,000.

            (b)   From and after the Closing Date (but subject to Section 10.1(c)), Seller Indemnitees may seek from Aprion, and Aprion shall be obligated to pay, indemnification for any Damages that are directly or indirectly suffered or incurred by a Seller Indemnitee or to which such Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any incompleteness of, inaccuracy in or breach of any representation or warranty by Aprion set forth in Section 4 or elsewhere in this Agreement, or in Aprion’s closing certificate; (ii)  any failure to comply with, or breach of any covenant or obligation of Aprion (including the covenants set forth in Sections 5 and 6 of this Agreement), or any of Aprion’s obligations pursu ant to the transactions contemplated by this Agreement; (iii) any Legal Proceeding relating to any incompleteness, inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by such Seller Indemnitee for the purpose of enforcing any of its rights under this Section 10); provided, however, that (x) no Seller Indemnitee shall be entitled to any such indemnification unless and until the Damages sought by all Seller Indemnitees exceed $250,000 in the aggregate, whereupon indemnification may be sought by Seller to the full extent of all such Damages (including the first $250,000), and (y) except with respect to any failure to comply with, or breach of any covenant or obligation of Aprion pursuant to, Sections 1.2 and/or 6.12 of this Agreement, Aprion shall not be obligated to pay indemnification in the aggregate in excess of $6,000,000.

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            10.3   Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Scitex Vision, against Aprion or against any other Person) with respect to which any of Aprion Indemnitees or Seller Indemnitees shall have the right to seek indemnification pursuant to this Section 10, the indemnifying party shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, with counsel reasonably satisfactory to the party entitled to indemnification. If such party so proceeds with the defense of any such claim or Legal Proceeding:

            (a)   all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid by the indemnifying party;

            (b)   the indemnifying party shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of party entitled to indemnification; provided, however, that such consent shall not be unreasonably withheld.

            Each party seeking indemnification shall give the indemnifying party prompt notice of the commencement of any such Legal Proceeding against Aprion, Seller or Scitex Vision (as applicable); provided, however, that any failure to do so shall not limit any of the rights of the indemnitees under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

            10.4   Exercise of Remedies by Third Parties. No Person who is not a party to this Agreement (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

            10.5   Sole Remedy. From and after the Closing, the rights of the parties under this Section 10 shall be the exclusive remedy of the parties with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the above, each party hereto shall be (a) entitled to seek any available remedy of law or equity (including rescission or restitution) with respect to fraud and/or willful misconduct, (b) entitled to seek injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement, and (c) entitled to seek the equitable remedy of specific performance in connection with this Agreement.

            10.6   Form and Manner of Payment.

            (a)   Notwithstanding Section 10.2 hereof, for any indemnification to be paid pursuant to Section 10 hereof, the indemnifying party shall pay its indemnification obligations to the Indemnitees solely in the form of Series B1 Preferred Shares of Aprion (unless all outstanding Series B1 Preferred Shares of Aprion have been converted into Ordinary Shares of Aprion, in which event the payment shall be in the form of Ordinary Shares)(the “Indemnification Shares”), the number of which shall be determined so that Seller’s ownership percentage (in its capacity as a shareholder of Scitex Vision) in Aprion following such indemnification shall be calculated based on the formula set forth in Section 1 of Exhibit B hereto, where: “A” equals to the indemnification amount to be paid pursuant to Section 10.2;

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and “Vsv” equals to the valuation of Scitex Vision as of the Closing (if such indemnification is to be paid to Seller) or equals to the valuation of Scitex Vision as of the Closing minus the indemnification amount (if such indemnification is to be paid by Seller).

            (b)   Notwithstanding anything to the contrary in Section 10 hereof, for any indemnification to be paid by Seller pursuant to Section 10 hereof, Seller shall transfer the Indemnification Shares to Aprion, except that if Aprion, after using its best efforts to allow such transfer (including, without limitation, seeking court approval), is not able, due to restrictions imposed by the Companies Law, to receive such Indemnification Shares, it shall so notify Seller and Seller shall transfer the Indemnification Shares to the shareholders of Aprion on the date hereof (or their lawful transferees, at that time), on a pro rata basis (excluding Seller’s shareholdings – in its capacity as a shareholder of Scitex Vision), in accordance with written instructions to be provided to Seller by Aprion prior thereto; it being understood that the Indemnification Shares paid to such shareholders shall be (i) in the type of Ordinary Shares of Aprion (if all the outstanding Series B1 Preferred Shares of Aprion have been converted into Ordinary Shares of Aprion) or, (ii) in the event clause (i) does not apply, for each shareholder, the Indemnification Shares shall be in the class of shares of Aprion held by such shareholder immediately prior to such indemnification (or in the event that such shareholder holds more than one class of shares of Aprion, in such classes of shares pro rata to such shareholders holdings). Aprion shall be liable for (x) all reasonable expenses incurred by Seller in effecting such transfer to the shareholders and (y) implementing the conversion (pursuant to Article 10.10 of Aprion’s Amended Articles), if necessary, of the Seller’s Indemnification Shares into such other classes of shares as contemplated in clause (ii) above, and performing any other action required for the implementation of the aforesaid.

SECTION 11. MISCELLANEOUS PROVISIONS.

            11.1   Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof (including the Summary of Terms dated November 4, 2002); provided, however, that, except as expressly provided in Section 6.2 above, the Confidentiality Agreement (defined above) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

            11.2   Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

            11.3   Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted with respect to the other party’s business (and the furnishing of information to in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, and (c) the

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preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions. The parties hereby confirm that Seller and Aprion shall each be liable for 50% of the fees payable for the financial advisor’s services in preparing the Fairness Opinion.

            11.4   Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            11.5   Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Aprion:
Aprion Digital Ltd.
5c Hatzoran Street
P.O. Box 8743
Fax: 972-9-892 4778
Attention: Norman Kotler, Adv.

with a copy to (which shall not constitute notice):

Eitan, Pearl, Latzer & Cohen-Zedek
2 Gav Yam Center
7 Shenkar Street
Herzelia 46725
Facsimile: 972-9-9709001
Attention: Zeev Pearl, Adv.

if to Seller:	if to Scitex Vision:
Scitex Corporation Ltd.	Scitex Vision Ltd.
Azrieli Center	1-3 Maskit, Herzlia Industrial Park
Triangle Building, 45th Floor	Herzlia B 46103
Tel Aviv 67023, Israel	Fax: 972-9-960 8223
Fax: 972-3-607-5756	Attention: Amir Ohad, CFO
Attention: Yahel Shachar, CFO

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each with a copy to (which shall not constitute notice)::

Goldfarb, Levy, Eran & Co.
Eliahu House
2 Ibn Gvirol Street
Tel-Aviv 64077, Israel
Facsimile: 972-3-608-9908
Attention: Nechama Brin, Adv.

Any notice sent in accordance with this Section 11.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

            11.6   Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            11.7   Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            11.8   Governing Law; Exclusive Jurisdiction. This Agreement shall be exclusively governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in, and the sole and exclusive jurisdiction shall be of, the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such courts.

            11.9   Arbitration. In the event of any controversy or claim arising out of or in connection with this Agreement, the first level of escalation shall be limited to 15 business days of discussion between a senior manager or officer of each party (other than the president or chief executive officer), the second level of escalation shall be limited to ten business days of discussion between the president or chief executive officer of each party and the third and final level of escalation shall be limited to five business days of discussion between the chairman of the board of each party (even if the same individual serves as the chairman of two or more parties). Any such controversy or claim not so resolved shall be finally settled by arbitration in accordance with the Israel Arbitration Law - 1968, before a single arbitrator experienced in the applicable technology or other disputed matter. In the event that the parties do not agree on the identity of the arbitrator within seven business days following the conclusion of the aforesaid final level of escalation, the arbitrator shall be selected by the chairman of the Israeli Society of Certified Public Accountants if either of the parties hereto so requests in writing. The arbitration will be conducted in Tel-Aviv. The arbitrator shall give his reasoned decision in writing, shall be subject to the substantive provisions of Israeli law (but not subject to the rules of evidence and procedure) and, to the extent provided by applicable law, his decision shall be binding and conclusive on the parties. Nothing in this Agreement shall prevent either party form applying to a court of competent jurisdiction for injunctive or other equitable relief.

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            11.10   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto.

            11.11   Waiver.

            (a)   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b)   No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            11.12   Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto.

            11.13   Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            11.14   Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

            11.15   Construction.

            (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

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            (d)   Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered as of the date first above written.

SCITEX CORPORATION LTD.

By:

Name:
Title:

SCITEX VISION LTD.

By:

Name:
Title:

APRON DIGITAL LTD.

By:

Name:
Title:

EXHIBIT A

CERTAIN DEFINITIONS

            For purposes of the Agreement (including this Exhibit A):

            Acquisition Transaction. “Acquisition Transaction” of Aprion or Scitex Vision shall mean any transaction involving:

            (a)   the sale, license, disposition or acquisition of all or a material portion of such company’s business or assets;

            (b)   the issuance, disposition or acquisition of (i) any share capital or other equity security of such company (other than Ordinary Shares issued to employees of such company upon exercise of options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other equity security of such company (other than stock options granted to employees of such company in routine transactions in accordance with such company’s past practices), or (iii) any other security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of such company; or

            (c)   any merger, consolidation, business combination, reorganization or similar transaction involving such company.

            Affiliate. An “Affiliate” of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For this purpose, “control,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            Agreement. “Agreement” shall mean the Agreement to which this Exhibit A is attached (including the Disclosure Schedules and other Schedules and Exhibits thereto), as it may be amended from time to time.

            Aprion Indemnitees. “Aprion Indemnitees” shall mean the following Persons: (a) Aprion; (b) Aprion’s successors and assigns; and (c) the Representatives of Aprion.

            Aprion Intellectual Property. “Aprion Intellectual Property” shall mean the Intellectual Property of Aprion and its subsidiaries.

            Companies Law. “Companies Law” means the Israeli Companies Law, 5759-1999.

            Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

            Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

            Damages. “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

            Disclosure Schedule. “Disclosure Schedule” shall mean the schedule titled “Disclosure Schedule” (dated as of the date of the Agreement) delivered to Aprion on behalf of Scitex Vision and Seller or delivered to Seller on behalf of Aprion, as applicable..

            Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, conditional and installment sale agreement, option, right of first refusal, preemptive right, call, proxies, community property interest or restriction of any nature (including any restriction on the voting of any security (including voting trust and voting agreement), any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

            Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

            Environmental Law. “Environmental Law” means any Israeli, U.S. federal, state or local, or any other foreign Legal Requirement relating to pollution, hazardous materials or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            Exchange Act. “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

            Family Member. “Family Member” shall mean, in respect of a natural Person, (i) a spouse of such Person; (ii) a descendant of such Person or of a such Person’s spouse; (iii) such Person’s antecedent; (iv) such Person’s brother or sister, or (v) a spouse of any of the Persons referred to in clauses (ii), (iii), (iv) or (v) above.

            GAAP. “GAAP” shall mean generally accepted accounting principles in the United States or, as applicable, Israel, applied on a consistent basis.

            Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

            Intellectual Property. “Intellectual Property” of a company shall mean all patents, designs, trademarks and trade-names (in each case, registered or unregistered), all applications for registration thereof, and all computer programs and related flow-charts, programmer notes, updates and data, whether in object or source code form, developed, or used in connection with the business of such company, and all hardware, algorithms, utilities flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials or information, including specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, spe cifications for products and/ or processes and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used in connection with the business of such company and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, and all inventions (patentable or unpatentable), trade secrets, know-how, ideas and confidential information embodied or reflected in such information, including any shop rights, for the longest period of prote ction accorded to such interests under applicable law.

            Investment Center. “Investment Center” means the Israeli Investment Center of the Israeli Ministry of Trade & Industry.

            IPO. “IPO” of a company means an initial public offering of such company’s securities pursuant to a registration statement under the United States Securities Act of 1933, as amended, the Israeli Securities Law, 1968 or similar securities laws of another jurisdiction.

            Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

            Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

            Material Adverse Effect. A “Material Adverse Effect” on an Entity shall mean a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or financial performance or results of such Entity and its subsidiaries, taken as a whole; (i) other than changes, events or developments directly relating to Israeli and/or worldwide economy as a whole, (ii) with respect to a Material Adverse Effect on Scitex Vision, other than changes, events, occurrences or developments affecting the wide and super-wide format digital printing systems and/or out of the home advertising markets sector as a whole, and (iii) with respect to a Material Adverse Effect on Aprion, other than changes, events, occurrences or developments affecting the sector of applications of inkjet printing in the fields of packaging, textile and other clothing substrates, document and book printing as a whole.

            Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

            OCS. “OCS” means the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry.

            Person. “Person” shall mean any individual, Entity or Governmental Body.

            Related Party. A “Related Party” of a specified Person means (i) each Person that, directly or indirectly, controls such specified Person; (ii) each individual who is, or who has at any time been, an officer or director of such specified Person or of any Person referred to in clause (i) above in the past 12 months; (iii) each Family Member of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than such specified Person) in which any one of the individuals referred to in clauses “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

            Qualified IPO. A “Qualified IPO” of a company means the closing of a firmly underwritten IPO of such company, at a pre-IPO company valuation of more than $200,000,000 and with net proceeds to the company of at least $25,000,000.

            Representatives. “Representatives” shall mean officers, directors, attorneys and accountants.

            SEC. “SEC” shall mean the United States Securities and Exchange Commission.

            Securities Act. “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

            Seller Indemnitees. “Seller Indemnitees” shall mean the following Persons: (a) Seller; (b) Seller’s successors and assigns; and (c) the Representatives of the Seller.

            SV Intellectual Property. “SV Intellectual Property” shall mean the Intellectual Property of Scitex Vision and its subsidiaries.

            Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

            Tax Returns. “Tax Returns” shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of Scitex Vision or Aprion with the Israel Income Tax Commission, the Israel Value Added Tax Authority, the United States Internal Revenue Service and any other taxing authority domestic or foreign.